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                                                                     EXHIBIT 2.1








                            STOCK PURCHASE AGREEMENT

                                     AMONG

                              MARGO GRBINICH-HUNT

                                MARK B. EPSTEIN

                        HEMOPHILIA HEALTH SERVICES, INC.

                                      AND

                        SUNRISE HEALTH MANAGEMENT, INC.












                          DATED AS OF DECEMBER 1, 1999












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                            STOCK PURCHASE AGREEMENT


         STOCK PURCHASE AGREEMENT, dated as of December 1, 1999 among MARGO GRBINICH-HUNT ("Hunt"), MARK EPSTEIN ("Epstein"), HEMOPHILIA HEALTH SERVICES, INC., a Delaware Corporation (the "Company"), and SUNRISE HEALTH MANAGEMENT, INC., A GEORGIA CORPORATION ("Sunrise"). Hunt and Epstein are sometimes referred to herein individually as "Seller" and collectively as "Sellers".

         WHEREAS, Sellers collectively as of the Closing Date (as hereafter defined) will own all of the issued and outstanding capital stock of Sunrise; and

         WHEREAS, Sellers wish to sell to the Company, and the Company wishes to purchase from Sellers, all of the shares of capital stock of Sunrise owned by Sellers for cash on the terms and conditions hereinafter set forth.

         NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:


                                   ARTICLE I.
             PURCHASE OF SUNRISE SHARES BY THE COMPANY FROM SELLERS;
                          ADJUSTMENT TO PURCHASE PRICE;
                                  CLOSING DATE

         SECTION 1.01 Purchase and Sale of Sunrise Shares. Subject to the terms and conditions hereinafter set forth, on the Closing Date, Sellers agree to sell to the Company, or it's designee, and the Company, or it's designee, agrees to purchase from Sellers, all of the issued and outstanding shares (consisting of 954,777 shares of $0.01 Par Common Stock), of Sunrise (the "Shares"), for an aggregate price of Thirteen Million Five Hundred Thousand ($13, 500,000.00) Dollars, plus the amount determined pursuant to Section 1.05 hereof (the "Earnout Amount") (the "Purchase Price"), such price being subject to increase or decrease as provided in Section 1.03. As payment in full for the Shares, the Company shall, against delivery of a certificate or certificates evidencing the Shares from Hunt and Epstein registered in the Company's name, pay an amount equal to the aggregate Purchase Price for the Shares as follows:

         (a) One Million Four Hundred Thousand ($1,400,000.00) Dollars shall be placed in escrow to be disbursed pursuant to the Escrow Agreement which is attached hereto as Exhibit 1.01(a) and made a part hereof.

         (b) Per Seller's request and direction, 9.67% of the Purchase Price as adjusted shall be paid to the Trust Account of McLain & Merritt for the benefit of, and in exchange for and against delivery of shares owned by, those shareholders listed in exhibit 1.01(b)("Other Shareholders")

         (c) The Earnout Amount will be calculated and payable in the manner provided in Section 1.05.

         (d) 66.77% of the Purchase Price as adjusted shall be paid to Hunt and 23.56% of the Purchase Price as adjusted shall be paid to Epstein at closing.



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         SECTION 1.02 Other Agreements. In addition to the transactions to occur on the Closing Date pursuant to Section 1.01, each of the Other Agreements listed in Schedule 5.01 shall be executed and delivered by the parties thereto on the Closing Date concurrently with the consummation of such transactions.

         SECTION 1.03.  Adjustment to Purchase Price.

         (a) Sunrise shall have delivered to Company two (2) days prior to Closing the October 31, 1999 balance sheet of Sunrise (the "Estimated Closing Balance Sheet") which is attached as Schedule 1.03. The Estimated Closing Balance Sheet was prepared, based on good faith estimates, in accordance with accounting principles consistently applied with those used in the preparation of the unaudited financial statements for Sunrise referred to in Section 2.05, and
(i) is intended to fairly present, in all material respects, the estimated balance sheet of Sunrise as of October 31, 1999. Sunrise will consult with Company as to all pro forma adjustments (and will provide all such information and supporting data in connection therewith as Company may request).

         (b) If the Estimated Closing Balance Sheet shows Equity greater than Eight Hundred Forty-Two Thousand ($842,000.00) Dollars, then on the Closing Date the Purchase Price shall be adjusted by increasing the Purchase Price dollar for dollar for each dollar that Equity exceeds Eight Hundred Forty-Two Thousand ($842,000) Dollars. Conversely, if the Estimated Closing Balance Sheet shows Equity less than Eight Hundred Forty-Two Thousand ($842,000) Dollars, the Purchase Price shall be reduced dollar for dollar for each dollar that Equity is less than Eight Hundred Forty-Two Thousand ($842,000) Dollars.

         (c) As promptly as practicable, but in no event later than sixty (60) days after the Closing Date, Sunrise will cause to be prepared and delivered to Sellers an unaudited final balance sheet for Sunrise as of the Effective Date (the "Final Closing Balance Sheet"). The Final Closing Balance Sheet will be compiled by Brooks, Holmes, Williams and Cook LLC and, except as indicated therein, will be prepared in accordance with generally accepted accounting principles applied consistently with those used in preparation of the financial statements of Sunrise at June 30, 1999 and will (i) fairly present, in all material respects, the actual balance sheet of Sunrise as of the Effective Date,
(ii) reflect any other modification, change or addition agreed to between Sellers and the Company, and (iii) include a recalculation of Equity. Sellers will consult with the Company as to all final adjustments which shall be reasonably satisfactory to Sellers. The Final Closing Balance Sheet shall be accompanied by a statement from Brooks, Holmes, Williams and Cook LLC stating that the Final Closing Balance Sheet has been prepared in accordance with this
Section 1.03(c) and shall be subject to Section 1.03(e).

         (d) If the Final Closing Balance Sheet shows Equity other than as shown on the Estimated Closing Balance Sheet, the Purchase Price shall be recalculated, and any further increase or decrease in the Purchase Price, after giving effect to the adjustment provided in Section 1.03(b), shall be paid in cash by the Company to Sellers, or by Sellers to the Company, as the case may be. Any such cash payment shall be made by the Company or Sellers, as the case may be, ten (10) days after the later of delivery of the Final Closing Balance Sheet pursuant to paragraph (c) hereof or the resolution of any dispute in accordance with Subsection (e) below by payment of such amount, in immediately available funds, by wire transfer to an account designated in writing by the Company or Sellers, as the case may be. If a decrease of Purchase Price results based upon the adjustments to the Final Closing Balance Sheet, Sellers shall have the option to direct that the payment due Company shall be paid from the Purchase Price held in Escrow pursuant to Section 1.01(a), and shall give notice to the Escrow Agent to disburse such payment to Company, provided, however, that if such payment is greater than $50,000.00, Company may require Sellers to immediately deposit into the Escrow from the Purchase Price paid pursuant to
Section 1.01(d) an amount equal to the payment made out of the Escrow to the Company.



                                  Page 3 of 46
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         (e) In the event of a disagreement between Company and Hunt and Epstein as to the amounts determined pursuant to the Final Closing Balance Sheet, Company and Sellers agree that they will designate a firm of nationally recognized public accountants (other than Ernst & Young, LLP and any other firm with a material relationship to any of the parties) mutually acceptable to Company and Sellers to review the Final Closing Balance Sheet and the adjustments provided therein, but a complete audit shall not be required or performed without the consent of Sellers and Company. Company and Sellers further agree that the determinations of such accounting firm as to any disputed amount shall be conclusive. The expenses incurred in connection with the matters described in Section 1.03(a) and (c) above shall be borne by Sunrise (and an accrual therefore shall be reflected on the Final Closing Balance Sheet), and the expenses incurred by the accounting firm retained pursuant to this Section 1.03(e) shall be shared by Sellers and the Company equally, and shall not be charged to Sunrise or affect the Earnout.

         (f) During the period of time that the adjusted price will be determined, Mr. Jerry Hunt will be provided continued access to the records and business operations of Sunrise for the purpose of participating in and accounting for, and to the extent reasonably necessary, finalizing the Final Closing Balance Sheet.

         SECTION 1.04 Closing Date. The closing (herein the "Closing") of the transactions described in Section 1.01 shall take place at the offices of McLain & Merritt, 3445 Peachtree Road, N.E., Suite 500, Atlanta, Georgia, effective as of Midnight, November 30, 1999, Atlanta time, or at such other date and time as may be mutually agreed upon among the Company and Sellers (such date and time of closing being herein called the "Effective Date" or the "Closing Date").

         SECTION 1.05   Contingent Purchase Price Payment.

          (a) The Earnout Amount shall be payable as specified below by wire transfer of immediately available funds to such account or accounts as Sellers shall specify. Payment of the Earnout Amount shall be subject to setoff and reduction for any claims that Company or its Affiliates may have against Sellers or their Affiliates, including any claims for indemnification under
               Article VII hereof.

               The Earnout Amount shall equal the product of (a) $1,000,000.00 multiplied by (b) 100% minus the "Target Income Percentage Deficiency," if any. The Target Income Percentage Deficiency shall be the percentage determined from the product of (a) 4 times (b) the positive difference, if any, of (i) 100% minus (ii) the "Pre-tax Income" divided by $1,250,000.00. The Pre-tax Income shall equal the Pre-tax Income of Sunrise achieved during the first full six months following the Effective Date (beginning December 1, 1999 and ending May 31, 2000). An example calculation is attached as Exhibit 1.05.

          (b) For purposes of the foregoing, Pre-tax Income shall be determined based upon Sunrise's books and records in accordance with GAAP with (i) no allocation of corporate overhead expenses to Sunrise that exceed the cost of those same services (i.e. legal, accounting, services provided by Jerry Hunt) currently being paid by Sunrise, and (ii) disregarding any amortization expenses associated with intangible assets resulting from the acquisition referenced herein. All direct expenses of Sunrise will be accrued to Sunrise (for example, all bonuses, COBRA benefits, salary and benefits, including salary and benefits to Hunt). Unless otherwise agreed by Hunt, the calculation of Pre-Tax Income shall exclude (i) any charges for accounting services and Sunrise's collection consultant's charges which are currently designated on the operating statement as "accounting" in excess of the average of such charges for the six month period preceding the Effective Date, excluding those associated with this transaction; (ii) telephone, facsimile, electronic mail and similar



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               communication expense and data processing expenses in excess of the average of such charges for the six month period preceding the Effective Date, unless such increases are necessary due to increased volume; and (iii) any compensation of additional personnel hired by Company or Sunrise without consent of Hunt, such consent not to be unreasonably withheld and unless such personnel are hired due to increased volume.

          (c) Within 60 days after the end of the first full six months following the Effective Date, Company shall submit to Sellers a calculation, with reasonable detail, of the Earnout Amount, and Sellers shall have 60 days to dispute such calculation by written notice to Company. Company, Sunrise and Accredo shall made their books and records of account, budgets, forecasts and capital expense forecasts reasonably available to Sellers during the period of the Earnout and the determination thereof solely for use in verifying and calculating the Earnout Amount. Failure to provide Company written notice of such dispute within such 60 days shall be deemed acceptance by Sellers of Company's calculation. If Sellers do not dispute Company's calculation or earlier accepts Company's calculation in writing, then Company shall promptly remit the Earnout Amount to Sellers. If Sellers dispute the calculation by written notice to Company within such 60 days, then Company and Sellers shall have 30 days to negotiate in good faith to resolve the dispute. If such parties do not reach a mutual resolution from such negotiations, then the dispute shall be submitted to a nationally recognized public accounting firm agreeable to each such party and with whom neither such party (or any of its Affiliates) has had a relationship within the past 24 months. Such accounting firm and Sellers shall be given reasonable access to available records to calculate the Earnout Amount, which calculation shall be submitted by the accounting firm to Company and Sellers within 30 days. Each of Company and Sellers shall have 20 days thereafter to submit to each other and the independent accountant written comments on such calculation and an additional 15 days to similarly submit to each other and the independent accountant written rebuttal comments to each other's initial comments. Within 15 days after the rebuttal comment period, the independent accountant shall submit its final calculation to each of Company and Sellers, which shall be final and binding on the parties hereto, and after which Company shall promptly remit to Sellers the Earnout Amount as so calculated. Company and Sellers shall share equally the fees and expenses of such accounting firm. Interest shall accrue on the Earn Out Amount commencing on the Date Sellers give Notice of Dispute of the calculation, provided, however, that Company may remit such amount as Company deems not in dispute and interest shall thereupon accrue only on the difference, if any, ultimately determined in accordance with this
               Section 1.05(c). The rate of interest shall be that rate of interest then published by SunTrust Bank, Atlanta, Georgia, as its "prime" lending rate for commercial borrowers.

          (d) Company agrees to operate Sunrise in good faith and in the normal course of its and its Affiliates' operation of similar businesses on a basis consistent with its and its Affiliates' prior practices and will use reasonable efforts to achieve profitability of Sunrise.

          (e) The failure of Sunrise to generate an Earnout Amount shall not effect the remainder of the Purchase Price.

         SECTION 1.06 Deliveries. All deliveries, payments and other transactions and documents relating to the Closing (i) shall be independent and none shall be effective unless and until all are effective (except to the extent that the party entitled to the benefit thereof has waived satisfaction or performance thereof as a condition precedent to Closing), and (ii) shall be deemed to be consummated simultaneously.



                                  Page 5 of 46
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                                   ARTICLE II.
                         REPRESENTATIONS AND WARRANTIES
                                   OF SELLERS

         Hunt and Epstein hereby severally and jointly represent and warrant to the Company that on and as of the Closing Date, the statements in the following sections are true, accurate and complete: (The representations and warranties of the Sellers regarding matters pertaining to themselves in Sections 2.01, 2.02, 2.03, 2.04 or 2.35 are made severally and not jointly by Hunt and Epstein, respectively, each as to herself, or himself, and not as to the other.)

         SECTION 2.01 Organization, Qualification and Corporate Power; Subsidiaries.

          (a) Hunt is a resident of Lilburn, Georgia, and Epstein is a resident of Snellville, Georgia, and each has the power and authority to own the Shares and to execute, deliver and perform this Agreement and the Other Agreements (as defined in Section 5.01(j)) to which he or she is a party and to consummate the transactions contemplated hereby and thereby.

          (b) Sunrise is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Georgia and is duly licensed or qualified as a foreign corporation and is in good standing in each other jurisdiction in which it owns or leases any real property or in which the nature of business transacted by it makes such licensing or qualification necessary. Sunrise has the corporate power and authority to own and operate its properties and to carry on its business as currently conducted, to execute, deliver and perform this Agreement and the Other Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. Set forth on
               Schedule 2.01(b) is a list of all jurisdictions in which Sunrise is qualified as a foreign corporation.

          (c) Except as set forth on Schedule 2.01(c) Sunrise does not own any shares of any corporation or other equity interest, either of record, beneficially or equitably, in any association, partnership, limited liability company, joint venture or other legal entity, or have any commitment to acquire any such interest or to make any loans or capital contributions to any such entity.

         SECTION 2.02 Authorization of Agreements, Etc. The execution and delivery by Sellers and Sunrise of this Agreement and the Other Agreements to which it is a party, and the performance by Sellers and Sunrise of their obligations hereunder and thereunder, have been duly authorized by all requisite corporate, shareholder and other entity action required on the part of each and will not violate any provision of law or any order of any court or other agency of government applicable to Sellers or Sunrise, the Charter or By-laws of Sunrise, or any provision of any indenture, agreement or other instrument to which Sunrise or Sellers or any of their respective properties or assets is bound, or conflict with, result in a breach of, create any right of termination under or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of Sunrise or Sellers or result in any suspension, revocation, impairment, forfeiture or nonrenewal of, or any requirement to obtain, any Governmental Permit (as hereinafter defined).

         SECTION 2.03 Validity. This Agreement has been duly executed and delivered by Sellers and Sunrise, and, subject to due execution by the Company, constitutes, and with the Other Agreements, when executed and delivered by Sellers and Sunrise as contemplated hereby, subject to the due execution by the other parties thereto (other than Sunrise or Sellers), will constitute, the legal, valid and binding obligations of Sunrise and Sellers, enforceable against them in accordance with their respective terms, except as enforceability may be limited by bankruptcy or other laws affecting creditors' rights generally and limitations on the availability of equitable remedies.

         SECTION 2.04   Capitalization; Ownership of Capital Stock.

          (a) As of the Closing Date, the authorized capital stock of Sunrise consists of One Million Two Hundred Fifty Thousand (1,250,000) shares of $0.01 par value Stock. Nine Hundred Fifty-Four Thousand Seven Hundred Seventy-Seven (954,777) shares of stock have been duly and validly issued and are outstanding and fully paid and non-assessable at closing.

          (b) Except as set forth in Schedule 2.04(b), the Shares are owned by Sellers free and clear of all liens, charges, security interests or other encumbrances of any nature whatsoever ("Encumbrances"). All right, title and interest in and to the Shares is being sold, assigned, transferred and delivered to the Company, and the Company will receive valid title thereto, free and clear of any and all Encumbrances.

          (c) Except as otherwise set forth in Schedule 2.04(c) hereto (i) no subscription, warrant, option, convertible security or other right (contingent or other) to purchase or acquire any shares of any class of capital stock of Sunrise is authorized or outstanding, (ii) there is not any commitment of Sunrise to issue any shares, warrants, options or other such rights or to distribute to holders of any class of its capital stock any evidences of indebtedness or assets, and (iii) Sunrise has no obligation (contingent or other) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof.

          (d) (i) The holders of all outstanding options ("Optionholders") have exercised their options on or prior to Closing in compliance with all contractual and legal requirements applicable to said exercise. (ii) At Closing, Sunrise has issued fully paid and non-assessable stock to the Optionholders in exchange for the exercise of these options. (iii) At Closing, Sellers have acquired from the Other Shareholders all shares owned by the Other Shareholders at such price per share as equal the price per share paid to Sellers by Company hereunder; the purchase of said shares from the Other Shareholders having been in full compliance with all federal and state laws applicable thereto, including but not limited to, state and federal securities laws and having been consummated in such a manner that the Other Shareholders have no further rights or claims contractual or otherwise, including preemptive rights, against the Company or Sunrise, arising from, with respect to, or related to, their ownership of shares or options for shares of Sunrise.

         SECTION 2.05 Financial Statements. Sunrise has previously delivered to Company (i) unaudited financial statements for Sunrise as of and for the years ending December 31, 1997 and December 31, 1998, and (ii) unaudited financial statements for Sunrise as of, and for the nine month period ended September 30, 1999 (collectively, with the reports thereon included therewith, the "Financial Statements"). The Financial Statements (i) were prepared from the books and records of Sunrise, and (ii) except as otherwise set forth in Schedule 2.05 present fairly the financial position of Sunrise as of the respective dates specified therein, and the income, and stockholders' equity for the respective periods then ended. Except as set forth in Schedule 2.05, since September 30, 1999, there has been no material adverse change in the business, operations, properties or condition (financial or other) of Sunrise.


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         SECTION 2.06 Absence of Undisclosed Liabilities. Except as and to the
extent (i) reflected in the most recent balance sheet included in the financial statements referred to in Section 2.05 hereof, (ii) incurred by Sunrise since the date of such balance sheet in the ordinary course of business and consistent with past practice, or (iii) set forth in Schedule 2.06 hereto, Sunrise has not incurred any material liabilities or obligations of any kind or nature, whether known or unknown or secured or unsecured (whether absolute, accrued, contingent or otherwise, and whether due or to become due).

         SECTION 2.07 Absence of Certain Changes or Events. Since the date of its most recent balance sheet referred to in Section 2.05 (the "Interim Balance Sheet Date"), except (i) as otherwise set forth in Schedule 2.07 hereto, or (ii) as otherwise expressly contemplated in this Agreement, Sunrise has not:

          (a)  changed or amended its Charter or By-laws;

          (b) borrowed any amount or incurred any material obligation or liability (absolute or contingent), except current liabilities incurred, and liabilities under contracts entered into, in the ordinary course of business and consistent with past practice;

          (c) discharged or satisfied any lien, security interest, charge or other encumbrance or incurred or paid any obligation or liability (absolute or contingent), other than current liabilities shown on such Interim Balance Sheet and current liabilities incurred since that date in the ordinary course of business and consistent with the past practice;

          (d) mortgaged, pledged or subjected to any lien, security interest, charge or other encumbrance any of its assets or properties (other than Permitted Liens as defined in Section 2.09 below);

          (e) sold, transferred, assigned, leased or otherwise disposed of any of its material assets or properties, except for fair consideration in the ordinary course of business and consistent with past practice, or acquired any assets or properties, except in the ordinary course of business and consistent with past practice;

          (f) except for distributions actually made to Sunrise shareholders as a subchapter S Corporation and as reflected on Sunrise's books and records, declared, set aside or paid any distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or redeemed or otherwise acquired any of its capital stock or split, combined or otherwise similarly changed its capital stock or authorized the creation or issuance of or issued or sold any capital stock or any securities or obligations convertible into or exchangeable therefor, or given any person any right to acquire any capital stock, or agreed to take any such action;

          (g) made any distribution other than in the ordinary course of business (whether in cash or property or any combination thereof and whether in redemption or liquidation of an interest or otherwise) to any person;

          (h) made any investment of a capital nature, whether by purchase of stock or securities, contributions to capital, property transfers or otherwise, in any partnership, limited liability company, corporation or other entity, or purchased any material property or assets;

          (i) canceled or compromised any debt or claim other than in the ordinary course of business consistent with past practice;

          (j) intentionally or knowingly waived or released any rights of material value, including without limitation, any Intangible Rights (as defined in Section 2.10(b) below);

          (k) intentionally or knowingly transferred or granted any rights under or with respect to any Intangible Rights, or permitted any license, permit or other form of authorization relating to an Intangible Right to lapse;

          (l) made or granted any wage, salary or benefit increase applicable to any group or classification of employees generally, entered into any employment contract with, made any loan to, or entered into any material transaction of any other nature with, any officer or employee of Sunrise;

          (m) suffered any casualty loss or damage (whether or not such loss or damage shall have been covered by insurance) which affects in any material respect its ability to conduct its business;

          (n) suffered any material losses, whether or not in the ordinary course of business;

          (o) received notification of cancellation or threatened cancellation of, or cancelled, amended or intentionally or knowingly waived any rights which, individually or in the aggregate, would have a Material Adverse Effect as defined in Section 2.09; or

          (p) made any material change in any method of accounting or accounting practice; or

          (q) hired, committed to hire or terminated any employee other than in the ordinary course of business; or

          (r) entered into any transaction which would have a Material Adverse Effect as defined in Section 2.09 except in the ordinary course of business; or conducted the business of Sunrise in any manner which would have a Material Adverse Effect as defined in Section
               2.09 other than the ordinary course of business consistent with past practices, including without limitation, maintenance of inventory levels, collection of third party accounts receivable and payments of accounts payable.

          (s) suffered any other change, event, or condition which, in any case or in the aggregate, has had or is reasonably expected to have a material adverse effect on its condition (financial or otherwise), properties, assets, liabilities, operations, business or prospects.

          (t) agreed, whether in writing or otherwise, to take any action described in this Section.

         SECTION 2.08 Approvals. Except as set forth in Schedule 2.08 hereto, no order, authorization, approval, license or consent from, or filing with, any federal or state governmental or public body or other authority having jurisdiction over Sellers or Sunrise, or any other third party, (i) is required to be made or obtained by Sellers or Sunrise for the execution, delivery and performance of this Agreement or any of the Other Agreements, (ii) is required for the consummation of the transactions contemplated hereby and thereby, (iii) is necessary in order to ensure the legality, validity, binding effect or enforceability of this Agreement or any of the Other Agreements to which Sellers or Sunrise is a party.

         SECTION 2.09 Title to Properties, Absence of Liens and Encumbrances. Sunrise does not own any real property. Sunrise has (or upon consummation of the transactions to occur on the Closing Date will have) good and valid title to all its other assets and properties, in each case free and clear of all Encumbrances, other than (w) as set forth in Schedule 2.09, or disclosed in the Financial Statements, (x) liens for taxes not yet due or, if due, being contested in good faith by appropriate proceedings, or (y) mechanics', materialmen's, landlords' and similar statutory liens arising in the ordinary course of business, or (z) liens, pledges or deposits under workers' compensation, unemployment insurance, social security or similar legislation, and all of which, in the aggregate, would not have a material adverse effect on the business, properties or condition (financial or other) of Sunrise (a "Material Adverse Effect") (the liens described in clauses (w), (x), (y) and (z) above, together with liens that are released at or before Closing, being referred to herein as "Permitted Liens").

         SECTION 2.10 List of Properties, Contracts and Other Data. Attached hereto as Schedule 2.10 is a list setting forth the following:

          (a) a description of all leases of real or personal property to which Sunrise is a party, either as lessee or lessor, including a description of the parties to each such lease, the property to which each such lease relates, and the rental term and monthly (or other) rents payable under each such lease;

          (b) (i) all patents, trademarks and trade names, business names, trademark and trade name registrations, logos, service mark registrations, copyright registrations, trade secrets and all other material proprietary rights other than such rights relating to Software (as hereinafter defined) set forth in Schedule 2.13 hereto (collectively, "Intangible Rights") owned by Sunrise (specifying the nature of the rights therein), and (ii) all licenses granted by or to Sunrise and all other material agreements to which Sunrise is a party that relate, in whole or in part, to any Intangible Rights mentioned in clause (i) above or to other proprietary rights material to Sunrise, whether owned by Sunrise or otherwise;

          (c) all collective bargaining agreements, employment and consulting agreements, independent contractor agreements (other than such agreements entered into in the ordinary course of business and which are terminable without penalty upon not more than 30 days notice), executive compensation plans, bonus plans, deferred compensation agreements, severance obligations, employee pension plans or retirement plans, employee profit sharing plans, employee stock purchase and stock option plans, group life insurance, hospitalization insurance or other similar plans or arrangements maintained for or providing benefits to employees of, or independent contractors or other agents for, Sunrise; and

          (d) all contracts, agreements, commitments, instruments and obligations (whether written, oral, contingent or otherwise), including without limitation guarantees, mortgages, indentures and loan agreements, to which Sunrise is a party, or to which Sunrise or any of its assets or properties is subject and which are not specifically referred to in clauses (a), (b), or (c) above, provided however, that there need not be listed in said
               Schedule 2.10 pursuant to this clause (d) any sales contracts, supply contracts with suppliers and other such contracts incurred in the ordinary course of business and consistent with past practice, other than any such contract which (i) is a contract or group of related contracts which exceeds $10,000.00 in amount,
               (ii) contains warranties by Sunrise in excess of those customary in its business, or (iii) cannot be performed in the normal course within 12 months after the Closing Date without breach or penalty; and

          (e) True and complete copies of all documents and complete descriptions of all binding oral commitments (if any) referred to in said Schedule 2.10 have been made available to the

               Company and its counsel. All material provisions of the contracts referred to in such Schedule are valid and enforceable obligations of Sunrise, and, to the knowledge of Sellers of the other parties thereto subject to the effect of bankruptcy, insolvency, reorganization, moratorium, and other similar laws affecting the rights and remedies of creditors. Except as set forth in Schedule 2.10, neither Sellers nor Sunrise has been notified of any claim that any contract referred to in such
               Schedule is not valid and enforceable in accordance with its terms for the periods stated therein, or that there is under any such contract any existing material default or event of default or event which, with notice or lapse of time or both, would constitute such a default.

         SECTION 2.11 Third Party Payor and Supplier Contracts. Except as set forth in Schedule 2.11, to Seller's knowledge, Sunrise has not lost any customer, third-party payer or drug supplier contract since December 31, 1998, or to the knowledge of Sellers suffered any diminution in its relationship with any third party payer since that date, and, to the knowledge of Sellers, neither Sunrise nor Sellers have received any notification that any specific customer, third-party payor or drug supplier intends to cease doing business with Sunrise in the event of a sale to Company or other change of ownership of Sunrise.

         SECTION 2.12 Intangible Rights.

          (a) Except as set forth in Schedule 2.12 (i) there are no outstanding options, licenses or agreements of any kind relating to the Intangible Rights, and Sunrise is in compliance with its material contractual obligations relating to the protection of such of the Intangible Rights used by it pursuant to licenses or other contracts, (ii) Sunrise owns or has the right to use its Intangible Rights to provide and sell the goods and services provided and sold by it, and to conduct its business as heretofore conducted, and the consummation of the transactions contemplated hereby will not alter or impair its ownership or right to use any such Intangible Rights, (iii) the use of said Intangible Rights by Sunrise is without infringement of the rights of others, and no claims are currently being asserted with respect to the use by Sunrise of any of the Intangible Rights for patent, copyright or trademark infringement, and (iv) to the knowledge of Sellers, no person is infringing on or violating the Intangible Rights or know-how owned by Sunrise.

          (b) To the knowledge of Sellers, no Sunrise employee is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would conflict with his or her obligation to use his best efforts to promote the interest of Sunrise or that would conflict with the business of Sunrise now conducted. Neither the execution and delivery of this Agreement nor the carrying on of the business of Sunrise by the employees of Sunrise, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated.

         SECTION 2.13 Software and Y2K Compliance.

          (a) The operating and applications computer software programs and databases used by Sunrise in the conduct of its business (collectively, the "Software") are listed on Schedule 2.13 hereto. Except as set forth in Schedule 2.13 hereto, Sunrise holds valid licenses to all copies of such Software material to its business, and has not sold, licensed, leased or otherwise transferred or granted any interest or rights to any thereof. Except as set forth in Schedule 2.13 hereto, none of the Software owned by Sunrise infringes upon or violates any patent, copyright, trade secret or other proprietary right of any other person and no claim with respect to any such infringement or violation is threatened.

          (b) Upon consummation of the transactions contemplated by this Agreement, Sunrise will continue to license all the Software used by it and material to its business, free and clear of all other claims, liens, encumbrances, obligations and liabilities (other than Permitted Liens or liens in favor of the Licensor) and, with respect to all agreements for the lease or license of Software which require consent or other actions as a result of the consummation of the transactions contemplated by this Agreement in order for Sunrise to continue to use and operate such Software after the Closing Date, Sunrise will have obtained such consents or taken such other actions so required except where the failure to obtain such consent would not have a Material Adverse Effect on Sunrise.

          (c) Except as set forth in Schedule 2.13(c), Sunrise's operations, including without limitation the submission of reimbursement data, will not be materially delayed, interrupted or otherwise materially adversely affected due to either: (i) the failure of its business systems to be "Year 2000 Compliant", or (ii) to the knowledge of Sellers the failure of business systems and/or computer systems of any third party on which Sunrise is dependent to be "Year 2000 Compliant". For purposes of this paragraph, a system shall be considered "Year 2000 Compliant" only if (i) the occurrence in or use by that system of dates on or after January 1, 2000 ("Millennial Dates") does not materially adversely affect that system's performance, including without limitation, performance with respect to date-dependent data, computations, output, or other functions (including, without limitation, calculating, comparing, and sequencing), and (ii) that system creates, stores, processes and outputs information (as applicable) related to or including Millennial Dates without material errors or omissions.

         SECTION 2.14  Litigation, etc.

          (a) Schedule 2.14 hereto sets forth a complete list and an accurate description of all claims, actions, suits, proceedings and investigations pending or threatened, by or against Sunrise or any of its properties, assets, rights or businesses. No such pending or threatened claims, actions, suits, proceedings or investigations, if adversely determined, would individually or in the aggregate, exceed the amount of reserves therefor on the books of Sunrise without regard to defense costs.

          (b) Except as listed on Schedule 2.14(b), neither Sunrise nor any of its properties, operations or businesses, nor to Sellers' knowledge any licensed professional employed by, or providing services to, Sunrise has been served with notice that it or they are subject to any order, judgment, injunction or decree.

          (c) There are no actions, suits, proceedings or claims pending before or by any court, arbitrator, regulatory authority or government agency against or affecting Sellers or Sunrise that might enjoin or prevent the consummation of the transactions contemplated by this Agreement or the Other Agreements to which Sellers or Sunrise is a party.

         SECTION 2.15  Taxes.

          (a) Except as set forth in Schedule 2.15, (i) Sunrise has duly and timely filed or caused to be filed all tax returns, reports, estimates and information and other statements or returns

               (collectively, "Tax Returns"), of which the failure to file would have a Material Adverse Effect on Sunrise, required to be filed by or on behalf of it (and all such Tax returns with respect to which Sunrise or its assets and properties may be liable or otherwise subject), pursuant to any applicable federal, state, and local tax laws for all years and periods for which such Tax Returns have become due (with extensions) as of the date hereof, and (ii) all such Tax Returns (including all informational Tax Returns) were true, correct and complete in all material respects as filed and correctly reflect in all material respects the Tax or Taxes required to be paid or collected by Sunrise.

          (b) For purposes of this Agreement, "Tax" and "Taxes" shall mean any net income, unincorporated business, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, prescription, transfer, gains, franchise, profits, withholding on amounts paid or received, payroll, employment, excise, severance, stamp, occupation, property, windfall profit or other taxes, or other like assessments or charges of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such taxes.

          (c) Except as set forth in Schedule 2.15, (i) Sunrise has paid all Taxes shown as owed by it on the Tax Returns referred to in
               Section 2.15(a) to the appropriate taxing authorities, or where payment of Taxes is not yet due, has established or will establish an adequate reserve on its books and records for the payment of all such Taxes with respect to all taxable periods (or portions thereof) through the Closing Date, and (ii) Sunrise has not been the subject of a tax ruling (or made a request therefor) or entered into any closing agreement under Section 7121 of the Code, which ruling or closing agreement has a material adverse effect on the Taxes of Sunrise on or after the Closing Date.

          (d) Except as set forth in Schedule 2.15, (i) no extensions of time have been granted to Sunrise to file any Tax Return required by applicable law to be filed by it or on its behalf on or prior to the Closing Date which have expired, or will expire, on or before the Closing Date without such Tax Return having been filed, (ii) no deficiency or adjustment for any Taxes has been proposed, asserted or assessed against Sunrise, and no federal, state or local audits or other administrative proceedings or court proceedings are pending with regard to any such Taxes, (iii) there is no pending or, to the knowledge of Sellers, threatened dispute or claim concerning any Taxes of Sunrise with respect to any taxable period, or portion thereof ending on or prior to the Closing Date, (iv) no waiver or consent extending any statute of limitations for the assessment or collection of any Taxes has been executed by or on behalf of Sunrise, nor are any requests for such waivers or consents pending, and (v) no federal income tax returns of Sunrise for any year have been examined by the Internal Revenue Service.

          (e) Except as set forth in Schedule 2.15, Sunrise is not a party to any tax-sharing or allocation agreement that will survive the Closing Date, nor does Sunrise owe any amount to any entity under any tax-sharing or allocation agreement.

          (f) Sunrise (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return, nor (ii) has any liability for the Taxes of any person under Treasury Regulation
               Section 1.1502-6 (or any similar provision of state or local law), as a transferee or successor, by contract, or otherwise.

          (g) Except as set forth in Schedule 2.15, the books and records of Sunrise made available for review by the Company and its representatives provide information adequate to determine: (i) the basis of Sunrise in each of its assets; (ii) the basis of Sellers in the stock immediately preceding Closing (or the amount of any "excess loss account" pursuant to applicable Treasury Regulations under Section 1502 of the Code); and (iii) the amount of any net operating loss, net capital loss, or unused investment or other credit with respect to Sunrise.

          (h) Since incorporation of Sunrise, Sellers have filed all elections necessary for Sunrise to be taxed as a Subchapter S Corporation and Sunrise has been recognized as a Subchapter S Corporation by the Internal Revenue Service and Sellers know of no basis for any challenge to the status of Sunrise as a Subchapter S Corporation.

         SECTION 2.16  Governmental Authorizations and Regulations.

          (a) Licenses, Authorizations and Provider Programs. (a) Except as disclosed on Schedule 2.16(a), Sunrise holds all valid licenses and other rights, accreditations, permits and authorizations required by law, ordinance, regulation or ruling of any governmental regulatory authority necessary to operate its existing business. Except as disclosed on Schedule 2.16(a), Sunrise is certified for participation and reimbursement under Titles XVIII and XIX of the Social Security Act (the "Medicare and Medicaid programs") (Medicare and Medicaid programs and such other similar federal, state or local reimbursement or governmental programs for which Sunrise is eligible are hereinafter referred to collectively as the "Government Programs") and has current provider agreements for such Government Programs and with such private non-governmental programs, including without limitation any private insurance program, under which it directly or indirectly is presently receiving payments (such non-governmental programs herein referred to as "Private Programs"). Set forth on Schedule 2.16(a) is a correct and complete list of such licenses, accreditations, permits and other authorizations, and provider agreements under all Government and Private Programs, complete and correct copies of which have been made available for inspection and copying by Company. True, complete and correct copies of all surveys of Sunrise or its predecessors in interest relating to the business conducted in connection with any Government Program, Private Program or licensing or accrediting body during the past two (2) years have been provided to Company.

          (b) Except as disclosed on Schedule 2.16(b), no violation, default, order or legal or administrative proceeding exists with respect to any of the items listed on Schedule 2.16(a). None of the Sellers or Sunrise have received any notice of any action pending or recommended by any state or federal agencies having jurisdiction over the items listed on Schedule 2.16(a), either to revoke, withdraw or suspend any license, right or authorization, or to terminate the participation of Sunrise in any Government or Private Program. To the knowledge of the Sellers, no event has occurred which, with the giving of notice, the passage of time, or both, would constitute grounds for a material violation, order or deficiency with respect to any of the items listed on Schedule 2.16(a) or to revoke, withdraw or suspend any such license, or to terminate or modify the participation of Sunrise in any Government or Private Program. To the knowledge of the Sellers, there has been no decision not to renew any provider or third-party payor agreement of Sunrise. Except as listed on
               Schedule 2.16(b), no consent or approval of, prior filing with or notice to, or any action by, any governmental body or agency or any other third party is required in connection with any such license, right or authorization, or Government or Private Program, by reason of the sale of Sunrise to Company at the Closing, and the continued operation of Sunrise's business thereafter on a basis consistent with past practices.

          (c) Sellers and Sunrise have timely filed all reports and billings required to be filed by them prior to the date hereof with respect to the Government and Private Programs, all fiscal intermediaries and other insurance carriers and all such reports and billings are complete and accurate in all material respects and have been prepared in compliance with all applicable laws, regulations, and principles governing reimbursement and payment claims. True and complete copies of such reports and billings for the most recent year have heretofore been made available to Company. Sunrise has paid or caused to be paid all known and undisputed refunds, overpayments, discounts or adjustments which have become due pursuant to such reports and billings, has not claimed or received reimbursements from Government or Private Programs in excess of amounts permitted by law, and has no liability under any Government or Private Program (known or unknown, contingent or otherwise) for any refund, overpayment, discount or adjustment. To the knowledge of the Sellers, except as set forth on Schedule 2.16(c), (i) there are no pending appeals, adjustments, challenges, audits, litigation, or notices of intent to audit such prior reports or billings, and (ii) during the last two years neither any Seller nor Sunrise has been audited, or otherwise examined by any Government or Private Program. There are no other reports required to be filed by Sunrise in order to be paid under any Government or Private Program for services rendered, except for reports not yet due.

          SECTION 2.17 Employment and Labor Matters.

          (a) Schedule 2.17(a) sets forth a list of all current and former (within the last 12 months) full-time and part-time employees or consultants of Sunrise broken down by location and which includes the name, title or position, years in service with Sunrise, salary, bonus and benefits information for each such person (the "Business Employees").

          (b) No collective bargaining agreement has been entered into by Sunrise. Except as disclosed in Schedule 2.17(b) there are not any disputes between Sunrise and any such employees that could reasonably be expected to materially adversely affect the conduct of its business or any unresolved labor union grievances or unfair labor practice or labor arbitration proceedings pending, or threatened, relating to the business of Sunrise. There are not any organizational efforts presently being made or threatened involving any of such employees. Except as set forth in Schedule 2.17(b) hereto, Sunrise has fully complied with all laws relating to employment, including any provisions thereof relating to wages, hours, collective bargaining, the payment of social security and other payroll or similar taxes, equal employment opportunity, immigration, employment discrimination or harassment and employment safety, and Sunrise is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.

          (c) There are no proceedings pending or, to the knowledge of Sellers or Sunrise, threatened before the National Labor Relations Board with respect to any employees of Sunrise. Except as set forth in
               Schedule 2.17(b) or Schedule 2.17(c) hereto, there are no discrimination or harassment charges (relating to sex, age, religion, race, national origin, ethnicity, handicap or veteran status) pending before any federal or state agency or authority against Sunrise.

         SECTION 2.18 Use of Real Property. The leased real properties listed in
Schedule 2.18 hereto are the only properties occupied by Sunrise and are used and operated by Sunrise in material compliance and conformity with all applicable leases.

         SECTION 2.19 Condition of Assets. All items of tangible personal property, fixtures and equipment comprising the assets of Sunrise and necessary to the conduct of its businesses are in a good state of repair (ordinary wear and tear excepted) and operating condition, in all material respects.

         SECTION 2.20 Accounts Receivable. Except as set forth in Schedule 2.20, the accounts receivable reflected in the most recent balance sheet for Sunrise, separately included in the financial statements referred to in Section 2.05 hereof, and all accounts receivable arising between September 30, 1999 and the date hereof, arose from bona fide transactions in the ordinary course of business. Except as set forth in Schedule 2.20, the accounts receivable reflected on such balance sheet, have been properly recorded and reserved against consistent with past practice. Except as set forth in Schedule 2.09, no such account receivable has been assigned or pledged to any other person, firm or corporation or, to the knowledge of the Sellers, is subject to any right of set-off. Except as set forth in Schedule 2.20, reasonable provision has been made in the Financial Statements for collection losses, contractual discounts and other adjustments from third party payers.

         SECTION 2.21 Books and Records. Company has previously been provided with access to the books and records of Sunrise, including without limitation, the books of account, which books and records are correct in all material respects and there have been no material transactions involving Sunrise which properly should have been set forth therein and which have not been so set forth. Company has previously been provided with access to all of the corporate and Quality Assurance Committee minutes of Sunrise, which minutes accurately reflect in all material respects the proceedings of the board of directors (and all committees thereof) and shareholders of Sunrise.

         SECTION 2.22   Employee Benefit Plans.

          (a) Schedule 2.22 attached hereto lists each employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA") maintained by Sunrise (the "Plans" or "Plan"). Except as provided on Schedule 2.22, Sunrise has complied and currently is in compliance in all material respects, both as to form and operation, with the applicable provisions of ERISA and the Internal Revenue Code of 1986, as amended, ("Code") with respect to each of the Plans.

          (b) Except as set forth on Schedule 2.22 hereto, with respect to each of the Plans which is intended to qualify under Section 401(a) of the Code, Sunrise has received favorable and unrevoked determination letters from the Internal Revenue Service to the effect that such Plan does so qualify and that the related trust is exempt from taxation pursuant to Section 501(a) of the Code.

          (c) Sunrise has not at any time maintained, adopted, or established, contributed to or to Seller's knowledge been required to contribute to, or otherwise participated in or been required to participate in, any employee benefit plan or other program or arrangement subject to Title IV of ERISA (including, without limitation, a "multiemployer plan" (as defined in Section 3(37) of ERISA) and a defined benefit plan (as defined in Section 3(35) of ERISA)).

          (d) Except as set forth on Schedule 2.22 hereto, and notwithstanding anything else set forth herein, Sunrise has not incurred any liability with respect to any Plan under ERISA

               (including, without limitation, Title I or Title IV of ERISA), the Code or other applicable law, which has not been satisfied in full on a timely basis, and to Seller's knowledge no event has occurred, and there exists no condition or set of circumstances which could reasonably be anticipated to result in the imposition of any material liability under ERISA (including, without limitation, Title I or Title IV of ERISA), the Code or other applicable law with respect to any of the Plans.

          (e) Except as listed on Schedule 2.22, no Plan, other than a Plan which is an employee pension benefit plan (within the meaning of Section 3(2)(A) of ERISA), provides benefits, including without limitation, death, health or medical benefits (whether or not insured), with respect to current or former employees of Sunrise beyond their retirement or other termination of service with Sunrise (other than (i) coverage mandated by applicable law, (ii) deferred compensation benefits accrued as liabilities on the books of Sunrise, (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary)).

          (f) Except as set forth on Schedule 2.04(c) or Schedule 2.22, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or officer of Sunrise to severance pay, unemployment compensation or any other payment or benefit, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

          (g) As a result of the transactions contemplated hereby, no portion of any amount paid or payable by Sunrise to a "disqualified individual" (within the meaning of Section 280G(c) of the Code and the regulations promulgated thereunder), whether paid or payable in cash, securities or otherwise and whether considered alone or in conjunction with any other amount paid or payable to such a "disqualified individual", constitutes an "excess parachute payment" within the meaning of Section 280G(b) of the Code (without regard to subsection (b)(4) thereof) and the regulations promulgated thereunder.

          (h) Sunrise has made available for inspection and copying by the Company true and complete copies of the following for each Plan:
               (i) the Plan; (ii) summary plan description of the Plan; (iii) the trust agreement, insurance policy or other instruments relating to the funding of the Plan; (iv) the two most recent Annual Reports (Form 5500 series) and accompanying schedules filed with the Internal Revenue Service or United States Department of Labor with respect to the Plan; (v) the most recent unaudited financial statement for the Plan; (vi) the most recent actuarial report of the Plan; (vii) the policy of fiduciary liability insurance (and agreements related thereto) maintained in connection with the Plan; and (viii) the most recent determination letter issued by the Internal Revenue Service with respect to the Plan that is intended to qualify under Section 401(a) of the Code.

         SECTION 2.23  Insurance.

          (a) All of the assets of Sunrise and the operations of its Business of an insurable nature are insured by Sunrise in such amounts and against such losses, casualties or risks as is required by any contract or agreement entered into by Sunrise which requires insurance and as reflected is Schedule 2.23. Schedule 2.23 contains a complete and accurate list of all insurance policies held or owned by Sunrise and now in force and such Schedule indicates the name of the insurer, the type of policy, the risks covered thereby, the amount of the premiums, the term of each policy, the policy number, the amounts of coverage, the deductible in each case and all outstanding claims thereunder. Correct and complete copies of certificates of insurance for all such policies have been delivered to Company by the Sellers on or before the date of this Agreement or made available to Company for inspection and copying. All such policies are in full force and effect and enforceable in accordance with their terms and Sunrise is not now in default regarding the provisions of any such policy, including, without limitation, failure to make timely payment of all premiums due thereon, and Sunrise has not failed to file any notice or present any claim thereunder in due and timely fashion. Sunrise has not been refused, or denied renewal of, any insurance coverage by insurance companies offering such insurance. In addition to the deductibles set forth on Schedule 2.23, such Schedule discloses all risks that are self-insured by Sunrise pursuant to an organized plan of self insurance and that in the ordinary course of business could be insured. Copies of all insurance audit reports, loss prevention reports, all claims made and loss history reports in respect of any insurance maintained by Sunrise or any predecessor, including under any organized plan of self insurance, during the past five (5) years have been made available for inspection and copying by Company.

          (b) Except as set forth on Schedule 2.23(b), the licensed professional employees included among the Business Employees (i) have not, in the last five (5) years, filed a written application for professional malpractice insurance coverage which has been denied by an insurance agency or carrier; (ii) have been continuously insured for professional malpractice claims during the same period; and (iii) are not in default with respect to any provision contained in any such policy and none of them has failed to give any notice or present any claim under any such policy in due and timely fashion.

         SECTION 2.24  Environmental Matters; Medical Waste.

          (a) For the purposes of this Section 2.24, the following terms shall have the following meanings:

               "Environmental Law" means any current federal, state or local statute, law, ordinance, rule or regulation of the United States and any other jurisdiction within the United States now effective and any order, to which Sunrise is a party or is otherwise directly bound, of the United States or other jurisdiction within the United States now effective relating to: (i) pollution or protection of the environment, including natural resources; or
               (ii) exposure of person, including employees, to Hazardous Substances;

               "Hazardous Substances" means any substance, whether liquid, solid or gas (i) listed, identified or designated as hazardous or toxic under any Environmental Law, (ii) which, applying criteria specified in any Environmental Law, is hazardous or toxic, or
               (iii) the use or disposal of which is regulated under Environmental Law.

          (b) No Hazardous Substances have been, or have been threatened to be, discharged, released or emitted into the air, water, surface water, ground water, land surface or subsurface strata or placed, held, stored on or transported to or from the property of Sunrise except in compliance in all material respects with Environmental Law and except for incidental release of Hazardous Substances in amount or concentrations which would not reasonably be expected to give rise to any claims or liabilities against Sunrise under any Environmental Law.

          (c) Sunrise has not received any written notification from a governmental agency that there is any violation of any Environmental Law with respect to its business and properties and

               Sunrise has not received any written notification from a governmental agency pursuant to Section 104, 106 or 107 of the Comprehensive Environmental Response Compensation and Liability Act, as amended.

          (d) Sunrise is not in violation of or, the subject of, any investigation, inquiry or enforcement action by any governmental authority under the Medical Waste Tracking Act, 42 U.S.C. ss. 6992 et seq., or any applicable state or local governmental statue, ordinance or regulation dealing with the disposal of medical wastes ("Medical Waste Laws"). Sunrise has obtained and is in compliance with any permits related to medical waste disposal required by the Medical Waste Laws, and has taken reasonable steps to determine, and has determined, that all disposal of medical waste by it has been in compliance with the Medical Waste Laws.

          (e) There are no Hazardous Substances on, in or under the property currently occupied by Sunrise (or Sellers have fully disclosed to the Company in writing the existence, extent and nature of any hazardous substances which Sunrise is legally authorized to maintain on, in, or under the property or in connection therewith).

          (f) Sunrise and all property occupied by Sunrise is in full compliance with, and Sunrise has not incurred any liability under, federal, state or local Environmental Laws.

         SECTION 2.25 Related Party Transactions. Except as set forth in
Schedule 2.25 hereto, there are no existing arrangements or proposed transactions, other than (a) any transactions contemplated by the Other Agreements (as hereinafter defined) (b) relating to such person's employment, or
(c) entered into on an arms' length basis in the ordinary course of business, between Sunrise, and (i) any officer or director of Sunrise or any member of the immediate family of any of the foregoing persons (such officers, directors and family members being hereinafter individually referred to as a "Related Party"),
(iii) any business (corporate or otherwise) which a Related Party owns, or controls directly or indirectly, or in which a Related Party has an ownership interest, or (iv) between any Related Party and any business (corporate or otherwise) with which Sunrise regularly does business.

         SECTION 2.26 Places of Business. Since its formation in 1995, Sunrise has done business only as Sunrise Health Management, Inc. and Sunrise Therapeutic Services, Inc. (including all predecessor or merged entities and all trade and assumed names). Since its formation, Sunrise has conducted its business only at those offices and warehouses identified on Schedule 2.26, and maintains inventory only at those locations identified on Schedule 2.26.

         SECTION 2.27 Changes in Laws. To Sellers' knowledge, no pending changes in applicable law or regulations would prevent Sunrise from conducting its business in substantially the same manner as the business is currently conducted by Sunrise.

         SECTION 2.28 Contributions. Neither Sunrise, nor to the knowledge of Sellers, any officer thereof has used any corporate funds for unlawful contributions, gifts, entertainment or other expenses relating to political activity or otherwise, or has made any direct or indirect unlawful payment to governmental officials or employees from the corporate funds or been reimbursed from corporate funds for any such payment, or is aware that any other person associated with or acting on behalf of Sunrise has engaged in any such activities, except as disclosed on Schedule 2.28.

         SECTION 2.29 Controlled Substances. Except as set forth on Schedule 2.29, Sunrise and its officers, directors, and employees and persons who provide professional services under agreements with Sunrise have not, in connection with their activities directly or indirectly related to Sunrise, engaged in any activities which are prohibited under the Federal Controlled Substances Act, 21 U.S.C. ss. 801 et seq. or the regulations promulgated pursuant to such statute or any related state or local statutes or regulations concerning the dispensing and sale of controlled substances.

         SECTION 2.30 Disclosure of Certain Financial Relationships. Schedule
2.30 lists all material financial relationships (whether or not memorialized in a writing) that Sunrise has had with a person known by Sunrise to be a physician or an immediate family member of a physician since January 1, 1993. For purposes of this Section 2.30, the term "financial relationship" has the meaning set forth in 42 USC ss. 1395nn. The operation of Sunrise is in compliance with and does not otherwise violate the federal Medicare and Medicaid statutes regarding health professional self-referrals, 42 U.S.C. ss. 1395nn and 42 U.S.C. ss. 1396b, or the regulations promulgated pursuant to such statute, or similar state or local statutes or regulations.

         SECTION 2.31 Brokers' or Finders' Fees. Except for the financial advisory services provided to Sellers by Suntrust Equitable Securities, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Sellers directly with the Company, without the intervention of any person on behalf of either Sellers or Sunrise in such manner as to give rise to any claim by any person against Sunrise or the Company for a finder's fee, brokerage commission or similar payment and all fees shall be satisfied by Sellers on the Closing Date as provided in Section 9.01 hereof.

         SECTION 2.32 Solvency. Sunrise (i) is not unable and has not admitted in writing that it is or may become unable to pay its debts generally as they become due, (ii) has not filed or consented to the filing against it of a petition in bankruptcy or a petition to take advantage of an insolvency act,
(iii) has not made an assignment for the benefit of its creditors, (iv) has not consented to the appointment of a receiver for itself or for the whole or any substantial part of its property, (v) has not been served with a petition in bankruptcy filed against it, (vi) has not been adjudged a bankrupt or filed a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws or any law or statute of the United States of America or any other jurisdiction, (vii) has not become insolvent (determined by its liabilities exceeding the fair saleable value of its assets) and will not be rendered insolvent as a result of the transactions contemplated hereby.

         SECTION 2.33 Zoning. Except as set forth in Schedule 2.33, the real property currently occupied by Sunrise is not subject to any lien, encumbrance, easement, right of way, building or use restriction, reservation or limitation, ordinance, or other law, order or regulation which in any material respect would interfere with or impair the carrying out of the business of Sunrise.

         SECTION 2.34 Ownership of Stock. To the knowledge of Sellers the ownership by Company of the stock in Sunrise will not cause Sunrise to be unable to conduct its business as proposed to be conducted in any of the states in which Sunrise is now operating or proposes to operate because of any state or federal law, rule or administrative regulation.

         SECTION 2.35 Financial Interests. Except as set forth on Schedule 2.35 hereto, the Sellers have no financial interest (whether as owner (of more than a 1% interest in the case of a publicly traded Company), partner, officer, director, affiliate, employee or otherwise) in any person, firm or corporation which is, or during the past five years was, directly or indirectly, engaged in any business engaged in by Sunrise; party to any agreement (other than this Agreement or any Other Agreement) to which Sunrise is also a party; a lessor/lessee, supplier, distributor, sales agent, client, or customer engaged in transactions with Sunrise; the owner of any tangible or intangible property used by Sunrise in Sunrise's business; or has or had a cause of action or claim whatsoever against, or owes any amount to, Sunrise.

         SECTION 2.36 Absence of Certain Business Practices. Neither Sunrise nor to the knowledge of Sellers, any officer, director, employee or agent of Sunrise, nor to the knowledge of Sellers, any other person or entity acting on behalf of Sunrise, acting alone or together, has (i) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, governmental employee or other person or entity with whom Sunrise has done business directly or indirectly, or (ii) directly or indirectly, given or agreed to give any material gift or similar benefit to any customer, governmental employee or other person or entity who is or may be in a position to help or hinder the business of Sunrise (or assist Sunrise in connection with any actual or proposed transaction) which, in the case of either clause (i) or clause (ii) above, would reasonably be expected to subject Sunrise to any damage or penalty in any civil, criminal or governmental litigation or proceeding.

         SECTION 2.37 Inspections and Investigations. Except as set forth and described in Schedule 2.37, (i) neither Sunrise's right nor, to the knowledge of the Seller, the right of any licensed professional or other individual affiliated with Sunrise to receive reimbursements pursuant to any Government or Private Program has been terminated or otherwise adversely affected as a result of any investigation or action whether by any federal or state governmental regulatory authority or other third party, (ii) neither Sunrise, nor, to the knowledge of the Sellers, any licensed professional or other individual who provides services in connection with the operation of Sunrise's business has, during the past three (3) years, been the subject of any inspection, investigation, survey, audit, monitoring or other form of review by any governmental regulatory entity, trade association, professional review organization, accrediting organization or certifying agency based upon any alleged improper activity on the part of such individual, nor has Sunrise received any notice of deficiency during the past three years in connection with the operations of its business, (iii) there are not presently, and at the Closing Date there will not be, any outstanding deficiencies or work orders of any governmental authority having jurisdiction over Sunrise, or requiring conformity to any applicable agreement, statute, regulation, ordinance or bylaw, including but not limited to, the Government and Private Programs, and (iv) there is not any notice of any claim, requirement or demand of any licensing or certifying agency or other third party supervising or having authority over Sunrise to rework or redesign any part thereof or to provide additional furniture, fixtures, equipment, appliances or inventory so as to conform to or comply with any existing law, code, rule, regulation or standard. Attached as part of Schedule 2.37 are copies of all reports, correspondence, notices and other documents relating to any matter described or referenced therein.

         SECTION 2.38 Certain Relationships. Except as set forth on Schedule 2.38, neither any Seller nor Sunrise has:

          (a) offered, paid, solicited or received anything of value, paid directly or indirectly, overtly or covertly, in cash or in kind ("Remuneration") to or from any physician, family member of a physician, or an entity in which a physician or physician family member has an ownership or investment interest, including, but not limited to:

               (i) payments for personal or management services pursuant to a medical director agreement, consulting agreement, management contract, personal services agreement, or otherwise;

               (ii) payments for the use of premises leased to or from a
                    physician, a family member of a physician or an entity in which a physician or family member has an ownership or investment interest;

               (iii) payments for the acquisition or lease of equipment, goods or supplies from a physician, a family member of a physician or an entity in which a physician or family member has an ownership or investment interest; or

          (b) offered, paid, solicited or received any Remuneration (excluding fair market value payments for equipment or supplies) to or from any healthcare provider, pharmacy, drug or equipment supplier, distributor or manufacturer, including, but not limited to:

               (i) payments or exchanges of anything of value under a warranty provided by a manufacturer or supplier of an item to Sunrise; or

               (ii) discounts, rebates, or other reductions in price on a good or service received by Sunrise;

          (c) offered, paid, solicited or received any Remuneration to or from any person or entity in order to induce business, including, but not limited to, payments intended not only to induce referrals of patients, but also to induce the purchasing, leasing, ordering or arrangement for any good, facility, service or item;

          (d) entered into any joint venture, partnership, co-ownership or other arrangement involving any ownership or investment interest by any physician, or family member of a physician, or an entity in which physician or physician family member has an ownership or investment interest, directly or indirectly, through equity, debt, or other means, including, but not limited to, an interest in an entity providing goods or services to Sunrise;

          (e) entered into any joint venture, partnership, co-ownership or other arrangement involving any ownership or investment interest by any person or entity including, but not limited to, a hospital, pharmacy, drug or equipment supplier, distributor or manufacturer, that is or was in a position to make or influence referrals, furnish items or services to, or otherwise generate business for Sunrise; or

          (f) entered into any agreement providing for the referral of any patient for the provision of goods or services by Sunrise, or payments by Sunrise as a result of any referrals of patients to Sunrise.

         SECTION 2.39 Stark; Fraud and Abuse; False Claims. Neither Sunrise nor persons and entities providing professional services in connection with Sunrise's business have engaged in any activities which are prohibited under 42 U.S.C. ss. 1320a-7b, 42 U.S.C. ss. 1395nn or 31 U.S.C. ss. 3729-3733 (or other federal or state statutes related to false or fraudulent claims) or the regulations promulgated thereunder pursuant to such statutes, or related state or local statutes or regulations, or which are prohibited by rules of professional conduct, including but not limited to the following: (a) knowingly and willfully making or causing to be made a false statement or representation of a fact in any application for any benefit or payment; (b) knowingly and willfully making or causing to be made any false statement or representation of a fact for use in determining rights to any benefit or payment; (c) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment; and (d) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay or receive such remuneration (i) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (ii) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part by Medicare or Medicaid.

         SECTION 2.40 Rates and Reimbursement Policies. Sunrise does not have any reimbursement or payment rate appeals currently pending before any governmental authority or any administrator of any Private Programs.

         SECTION 2.41 Patients and Orders. Set forth on Schedule 2.41 is a list of all current and former (indicating which are current) patients served by Sunrise during the last twelve months and a list of all Open Customer Orders from such customers or patients on the Closing Date.

         SECTION 2.42 Inventories. All items of Sunrise's Inventory will at the Closing consist in all material respects of items of a quality and quantity usable and saleable in the ordinary course of business and conform to generally accepted quality standards in the industry.

         SECTION 2.43 No Violation of Law. (a) Neither any Seller nor Sunrise has been or is currently in violation of any applicable local, state or federal Law, order, injunction or decree, or any other requirement of any governmental body, agency or Regulatory Authority or court binding on it, or relating to its property or business or its advertising, sales or pricing practices.

         SECTION 2.44 Charter and By-Laws. Schedule 2.44 contains a true, complete and correct copy of the Charter and By-Laws of Sunrise, including all amendments thereto as currently in effect. The Charter of Sunrise has not been amended since the date of the last amendment contained in Schedule 2.44.

         SECTION 2.45 Insurance Coverage. Since the incorporation of Sunrise, Sunrise has continuously maintained general professional liability (including completed operations hazard endorsement), insurance coverage on an occurrence basis, or on a claims made basis with tail coverage upon each change in carrier, at a level equal to or greater than that shown on the Certificate of Insurance attached hereto as Schedule 2.45.

         SECTION 2.46 Disclosure. Neither this Agreement, nor any exhibit hereto, nor any certificate furnished to Company by or on behalf of Sellers or Sunrise, pursuant to this Agreement, when read together, contains, or will contain, any misstatement of a material fact or omits, or will omit, a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                                  ARTICLE III.
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Sellers that on and as of the Closing Date, the statements in the following sections are true, accurate and complete:

         SECTION 3.01 Organization, Power, Etc. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Tennessee. The Company has the corporate power and authority to execute and deliver this Agreement and the Other Agreements to which it is a party, and to perform its obligations hereunder and thereunder.

         SECTION 3.02 Authorization of Agreements. (a) The Company has duly approved this Agreement and all the Other Agreements to which the Company is to be a party, and has duly authorized the execution and delivery of this Agreement and the Other Agreements to which the Company is to be a party, and the consummation of the transactions contemplated hereby and thereby. Neither the execution and delivery by the Company of this Agreement or the Other Agreements to which the Company is to be a party, nor the consummation of the transactions contemplated hereby and thereby, will violate any provision of law, any order of any court or other agency of government, the Certificate of Incorporation or By-laws of the Company, or any judgment, award or decree or any indenture, agreement or other instrument to which the Company is a party, or by which it or any of its properties or assets is bound or affected, or result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of the Company.

         SECTION 3.03 Validity. This Agreement has been duly executed and delivered by the Company, and, subject to due execution by the other parties thereto, constitutes, and the Other Agreements to which the Company is a party, when executed and delivered by the Company as contemplated hereby, subject to due execution by the other parties thereto, will constitute, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by bankruptcy or other laws affecting creditors' rights generally and limitations on the availability of equitable remedies.

         SECTION 3.04 Approvals. No order, authorization, approval, license or consent from, or filing with, any federal or state governmental or public body or other authority having jurisdiction over the Company or any other third party, (i) is required to be made or obtained by the Company for the execution, delivery and performance of this Agreement or any of the Other Agreements, (ii) is required for the consummation of the transactions contemplated hereby or thereby, or (iii) is necessary in order to ensure the legality, validity, binding effect or enforceability of this Agreement or the Other Agreements to which the Company is a party.

         SECTION 3.05 Brokers' or Finders' Fees. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Company directly with the Sellers without the intervention of any person on behalf of the Company in such manner as to give rise to any claim by any person against the Sellers for a finder's fee, brokerage commission or similar payment.

         SECTION 3.06 Access to Records. To the extent requested by Company, Company has been afforded full and complete access to Sunrise's records, premises, personnel, properties, operations and any other access which it has requested.

         SECTION 3.07 Securities. Company covenants that the Shares will be acquired for investment purposes only and not with a view to, or for resell in connection with, any distribution of the Shares and Company intends to hold such Shares for investment for Company's own account. Company acknowledges and agrees that the Shares have not been registered under the Securities Act of 1933, as amended, by reason of a specific exemption under the provisions of said Act and that Sunrise may permit transfer of the Shares only when a request for transfer is accompanied by an opinion of counsel satisfactory to Sunrise to the effect that neither the sale nor the proposed transfer results in a violation of the Securities Act of 1933, as amended, and other applicable state securities laws, including, but not limited to, the Georgia Securities Act.

         Company agrees that a legend may be affixed on the Certificate evidencing the Shares in the form as may be required in the judgment of Sunrise or its legal counsel to comply with the Securities Act of 1933 and the Georgia Securities Act, or other laws and regulations applicable to securities transactions.

                                   ARTICLE IV.
                                    COVENANTS

         SECTION 4.01 Certain Covenants of Sellers.

          (a) During the period from the date of this Agreement to the Closing Date, Sellers will cause Sunrise to (x) conduct its business and operations according to its ordinary course of business consistent with past practice, including without limitation the maintenance of inventory levels, the collection of third party accounts receivable and the payment of third party accounts payable, (y) use its reasonable best efforts to preserve its relationships with employees, customers and suppliers, and (z) continue to provide its services to customers. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Closing Date, Sellers will not permit Sunrise to do any of the things listed in paragraphs (a) through
               (t) of Section 2.07, without the prior approval of the Company, or except as otherwise contemplated by this Agreement or disclosed on the schedules attached hereto and made a part hereof.

          (b) Between the date hereof and the Closing Date, Sellers shall provide reasonable access during normal business hours to the representatives of the Company, and their counsel and accountants, to the financial, accounting and legal records of Sunrise, and, with the prior express written consent of Hunt, to key employees of Sunrise designated by Company, and, in connection therewith, shall permit their respective representatives to visit the premises of Sunrise.

          (c) Unless otherwise contemplated by this Agreement, between the date hereof and the Closing Date, Sellers will not permit Sunrise to enter into any transaction, make any agreement or commitment, or take any action, which they know would result in any of the representations, warranties or covenants of Sellers or Sunrise contained in this Agreement not being true and correct in all material respects at and as of the time immediately after the occurrence of such transaction, event or action.

          (d) Sellers hereby agree to take such further actions and execute such further documents as may, in the future, be reasonably requested by Company or Sunrise in order to carry out the obligations of Sellers hereunder and to confirm and further document the transactions contemplated herein.

         SECTION 4.02 Covenants of the Company.

          (a) Between the date hereof and until the consummation of the transaction contemplated by Section 1.01, the Company shall not enter into any transaction, make any agreement or commitment, or take or omit to take any action, which it knows would result in any of the representations or warranties of the Company contained in this Agreement not being true and correct in all material respects at and as of the time immediately after the occurrence of such transaction, event, action or omission.

          (b) Company will cause Sunrise to continue employment of all employees who currently are employed in the operations of Sunrise for a period of six months after closing at their current levels of salaries and with a benefits program comparable to that offered by Company, subject however to said employees being terminated during that period for cause.

          (c) Company hereby agrees to take such further actions and execute such further documents as may, in the future, be reasonably requested by Sellers in order to carry out the obligations of Company hereunder and to conform and further document the transactions contemplated herein.

         SECTION 4.03 Intentionally Omitted.

         SECTION 4.04 Tax Matters.

          (a) Transfer Taxes. Any transfer taxes incurred by Sellers in connection with the sale of the capital stock of Sunrise to the Company pursuant to this Agreement shall be borne by Sellers. Sellers shall prepare and file, at their own expense, all necessary tax returns and other documentation with respect to all such transfer taxes.

          (b)  Tax Returns.

               (i) Except for tax returns required pursuant to Section 4.04(g) below, Sellers shall prepare (or cause to be prepared) and Sunrise shall timely file for all taxable periods ending on or before the Effective Date (a "Pre-Closing Period") all Tax Returns required to be filed after the Effective Date by or on behalf of Sunrise (the "Pre-Closing Period Tax Returns"). The preparation of such Tax Returns and the positions taken thereon shall be consistent in all respects with Sunrise's past tax accounting principles and practices.

               (ii) The Company shall prepare and timely file (or cause to be prepared and timely filed) for all taxable periods beginning before and ending after the close of the Effective Date (a "Straddle Period"), all Tax Returns required to be filed after the Effective Date by Sunrise. For purposes of this Agreement, the portion of the Straddle Period ending on and including the Effective Date shall be referred to as the "Pre-Closing Straddle Period" and the portion of the Straddle Period beginning after the Effective Date shall be referred to as the "Post-Closing Straddle Period". Any such Taxes for a Straddle Period with respect to Sunrise shall be apportioned to the Pre-Closing Straddle Period based on the actual operations of Sunrise during the portion of such period ending on and including the Effective Date, determined as though Sunrise's books closed at the close of the Effective Date. The cost and expenses of preparing any Tax Return for a Straddle Period shall be borne by the Company.

              (iii) All Tax Returns referred to in Sections 4.04(b)(i) shall be subject to review and approval by the Company, and all Tax Returns referred to in Section 4.04(b)(ii) which affect the liability of Sellers for Taxes pursuant to this Agreement or otherwise shall be subject to review and approval by Sellers, in each case prior to filing, and such approval shall not be unreasonably withheld or delayed by either such party. The party charged with responsibility to prepare a Tax Return subject to review (the "Preparing Party") shall present such Tax Return to the other party (the "Reviewing Party") no less than thirty (30) days prior to the due date (including extensions) for filing the Tax Return. The parties shall cooperate with one another by making available for review all related work papers and analyses utilized in preparing the Tax Return and all related books, records and personnel for this purpose without cost. Within fifteen (15) days after receipt of the Tax Return, the Reviewing Party shall communicate to the Preparing Party as to whether it concurs with the Tax Return or, if not, stating its exceptions thereto, together with the reasons and supporting information relating to such exceptions. If there are no such exceptions or such exceptions are resolved by the parties, then such resolution shall be the final determination. If such exceptions cannot be resolved by the parties within ten (10) business days after delivery of the list of exceptions, the dispute shall be submitted to an independent tax consultant who shall make a final determination in accordance with the terms of this Agreement within fifteen (15) days after submission to such independent tax consultant. The independent tax consultant shall be one of the "Big Five" public accounting firms or a law firm with a nationally recognized tax practice with no material relationship to the parties or their affiliates, and such independent tax consultant shall be chosen by agreement of the parties, or if they are unable to agree, chosen by lot from an equal number of nominees submitted by each party. The fees and expenses of the independent tax consultant shall be allocated by it in inverse proportion to the adjustment granted the Reviewing Party. For example, if such tax consultant grants a portion of the exceptions proposed by the Reviewing Party that results in an adjustment to the amount of Taxes owed that is 25% of the total adjustment to the amount of Taxes owed that would have occurred had all of the Reviewing Party's proposed exceptions been granted, it shall assess the Reviewing Party with 75% of its fees and expenses. The independent tax consultant's decision shall be final and binding upon, and non-appealable by, the parties.

          (c) Tax Payments. Sellers shall pay all Taxes with respect to all Tax Returns described in Section 4.04(b) attributable to Pre-Closing Periods or apportioned to Pre-Closing Straddle Periods pursuant to Section 4.04(b)(ii), to the extent not accrued for on the Financial Statements, ten (10) days prior to the respective due dates (excluding extensions or waivers thereof) for such Taxes or, if later, when the respective Tax Returns reporting such Taxes are filed, other than any Taxes payable (the "Excluded Taxes") as the result of any (i) events occurring on the Effective Date, outside of the ordinary course of business, except for events occurring as a condition of closing this transaction, (ii) any increase in Taxes resulting from Sunrise amending any Pre-Closing Tax Returns without the prior written permission of Sellers, and (iii) Taxes which were previously paid through estimated Tax payments.

          (d) Refunds. The Company agrees to, and shall cause Sunrise to, cooperate in obtaining any refunds of Taxes (other than any Excluded Taxes) for Pre-Closing Tax Returns and the Pre-Closing Straddle Periods and to promptly remit to Sellers any such refunds received by the Company, or Sunrise net of any Taxes incurred by the Company, or Sunrise provided that such refunds were not reflected on the Final Closing Balance Sheet. Any reasonable out-of-pocket costs or expenses incurred by the Company or Sunrise in obtaining such refunds shall be borne by Sellers. In no event shall Sellers be entitled to file an amended return or otherwise make a claim for refund (or have such an amended return filed or such claim made on its behalf) without the prior approval of the Company (which approval shall not be unreasonably withheld) to the extent that such action would increase the Tax liability of the Company for any taxable period or portion thereof following the Effective Date.

          (e)  Tax Characterization. Any payments made pursuant to (i) this
               Section 4.04, (ii) the indemnity provisions of Article VII or
               (iii) the purchase price adjustment provisions of this Agreement, shall be treated by each of the parties hereto as an adjustment to the Purchase Price paid by the Company for the Shares for all Tax and financial accounting purposes. The parties hereto agree to account for the transactions contemplated herein in a manner consistent with all the provisions of this Agreement when filing their respective Tax Returns and the Tax Returns of Sunrise.

          (f)  Post-Closing Audits and Other Proceedings.

               (i) Sellers, on the one hand, and Company on the other hand, each agree, at its own expense (except to the extent such expense, incurred to third parties, is subject to indemnification pursuant to Section 7.02), to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance (including access to books and records) relating to Sunrise as is reasonably necessary or is reasonably requested for the preparation of any return for Taxes, any claim for refund or any audit, and the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment.

               (ii) Sellers on the one hand, and the Company, on the other hand, each agree to give prompt notice to each other of any written inquiry by a Tax authority, scheduling of an examination or proposed adjustment with respect to Taxes for any Pre-Closing Period or any Pre-Closing Straddle Period. Sellers and the Company shall cooperate with each other in the conduct of any Tax audit or other Tax proceedings involving Sunrise for such periods and each may participate at its own expense; provided, however, that Sellers shall have the right to control the conduct of any such audits or proceedings to the extent such audits or proceedings relate to a proposed adjustment that could adversely affect the liability of Sellers for Taxes pursuant to this Agreement or otherwise. The Company also may, at its own expense, be present in any such audit or proceeding and, if Sellers do not assume the defense of any such audit or proceeding, the Company may defend the same in such manner as it may deem appropriate, including, but not limited to, settling such audit or proceeding after giving thirty (30) days' prior written notice to Sellers setting forth the terms and conditions of settlement, provided that Sellers have not objected within fifteen (15) days of receipt of such notice and assumed control of the audit. In the event that a potential adjustment is present in an audit or proceeding (otherwise controlled by Sellers) for which the Company would be liable and not entitled to indemnification hereunder, the Company shall have the right, at its expense, to control the audit or proceeding with respect to such proposed adjustment. With respect to a proposed adjustment which could adversely affect the liability of Sellers for Taxes pursuant to this Agreement or otherwise, on the one hand, and the liability of the Company for Taxes pursuant to this Agreement or otherwise, on the other hand, (i) Sellers and the Company each may participate in the audit or proceeding, and (ii) any issues with respect to the proposed adjustment or otherwise pertaining to the audit or proceeding shall be decided jointly by Sellers and the Company. Notwithstanding the foregoing provisions of this Section, the parties to this Agreement shall endeavor to agree on a joint representative or representatives in any proceeding in which each is entitled to and desires to be represented.

          (g) 338(h)(10) Election - All parties hereto agree that the Company's purchase of all of the issued and outstanding shares (consisting of 954,777 shares of No Par Common Stock) of Sunrise is a "qualified stock purchase" as defined in IRC ss. 338(d)(3). The parties hereto also agree that this "qualified stock purchase" will be treated as a deemed asset sale pursuant to IRC ss. 338(h)(10) and Treasury Reg. ss. 1.338(h)(10)-1. Accordingly, the Sellers agree to cooperate in the joint filing (as required by Treasury Reg.ss. 1.338(h)(10)-1(d)) of a Section 338(h)(10) election on IRS Form 8023 with Company as a condition to closing. Said Form 8023 to be signed by all shareholders of Sunrise as of the Effective Date.

          (h) Subchapter S Status - Unless Sunrise is not a valid Subchapter S Corporation under the Code, there is no Straddle Period applicable to Federal Taxes assessed upon the shareholders of Sunrise.


                                   ARTICLE V.
                              CONDITIONS PRECEDENT

         SECTION 5.01 Conditions Precedent to the Obligations of the Company. The obligation of the Company to consummate the transactions contemplated by this Agreement on the Closing Date are subject, at the option of the Company, to the satisfaction at or prior to the Closing Date of each of the following conditions:

          (a) Accuracy of Representations and Warranties. The representations and warranties of Sellers and Sunrise contained in this Agreement, or in any certificate or document delivered to the Company pursuant hereto or thereto shall be true and correct in all material respects on and as of the Closing Date as though made at and as of that date except as to items which are specific as to time, and Sellers shall each have so certified to the Company in writing.

          (b) Compliance with Covenants. Sellers and Sunrise shall have performed and complied in all material respects with all terms, agreements, covenants and conditions of this Agreement to be performed or complied with by them at or prior to the Closing Date and Sellers shall have so certified to the Company in writing.

          (c) No Material Adverse Change. On the Closing Date there shall not have been any material adverse change since September 30, 1999,
               (i) in the financial condition or results of operations of the business of Sunrise or (ii) in the capacity of Sunrise to conduct its business in a manner consistent with past practice, and Sellers shall have certified to such effect to the Company in writing.

          (d) Audited Financial Statements; Minimum Financial Requirements. An unqualified accountant's audit opinion shall have been delivered to the Company following an audit of Sunrise for the 12 month period ending June 30, 1999 by Ernst & Young, LLP conducted at Company's cost.

          (e) Estimated Balance Sheet. The Estimated Balance Sheet shall have been delivered to the Company.

          (f) All Proceedings To Be Satisfactory. All proceedings to be taken by Sellers and Sunrise in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to the Company, and Company shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

          (g) Opinions of Counsel for Sellers. The Company shall have received the opinions of McLain & Merritt addressed to the Company and dated the Closing Date, satisfactory in form and substance to the Company and its counsel substantially in the form attached as Exhibit 5.01(g) hereto.

          (h) Consents and Approvals. All authorizations, consents, waivers and approvals required to be obtained by Sunrise without which Sunrise would not be able to conduct its business after the Closing Date in substantially the same manner as theretofore conducted shall have been duly obtained and shall be in form and substance reasonably satisfactory to counsel for the Company.

          (i) Legal Actions or Proceedings. No legal action or proceeding shall have been instituted or threatened by any private party or by any governmental department, agency or authority, in either case seeking to restrain, prohibit, invalidate or otherwise affect the consummation of the transactions contemplated hereby or seeking damages or which would, if adversely decided, cause a Material Adverse Effect.

          (j) Other Agreements. Each of the agreements listed in Schedule 5.01 (collectively the "Other Agreements") shall have been duly executed and delivered by all parties thereto other than the Company.

          (k) Purchase from Other Shareholders. Sellers shall have purchased all shares owned by Other Shareholders and shall deliver to Company executed Stock Purchase and Estoppel Agreements in substantially the form attached hereto as Exhibit 5.01(k). Sellers shall be responsible for negotiating the purchase of shares from the Other Shareholders and shall be solely responsible for paying the Other Shareholders any portion of any Purchase Price Adjustment or Earnout Amount, if any, owed to the Other Shareholders.

          (l) Supporting Documents. On or prior to the Closing Date, the Company shall have received copies of the following supporting documents:

               (i) (1) the charter documents of Sunrise, certified as of a recent date by the Secretary of State of the State of Georgia; and (2) a certificate of the Secretary of State or other appropriate official of the State of Georgia as to the due incorporation and existence of such corporation, and listing all documents on file with said official;

               (ii) a certificate of the Secretary or an Assistant Secretary of
                    Sunrise, dated the Closing Date and certifying (1) that attached thereto is a true and complete copy of the Charter and By-laws of Sunrise as in effect on the date of such certification; (2) that the Charter of such corporation has not been amended since the date of the last amendment referred to in the certificate delivered pursuant to clause
                    (i)(2) above; (3) that attached thereto is a true and complete copy of the resolutions adopted by the Board of Directors of such corporation, authorizing the execution, delivery and performance of this Agreement and the Other Agreements to which such corporation is a party and the consummation of the transactions contemplated hereby and thereby; and (4) as to the incumbency and specimen signature of each officer of Sunrise executing this Agreement, any Other Agreement, and any certificate or instrument furnished pursuant hereto, and a certification by another officer of said corporation as to the incumbency and signature of the officer signing the certificate referred to in this paragraph (ii); and

              (iii) such additional supporting documents and other information with respect to the operations and affairs of Sunrise as the Company or its counsel may reasonably request.

               All such documents shall be reasonably satisfactory in form and substance to the Company and its counsel.

          (m) Stock Power. Sellers shall deliver possession of the stock certificates evidencing the Shares in Sunrise to Company at Closing, together with executed stock powers conveying unencumbered title to said Shares to Company.

          (n) Resignations and Release. Hunt shall have tendered her resignation as a director and officer of Sunrise; and all other directors and officers shall have tendered their resignations. As part thereof, all officers and directors shall have released all claims against Sunrise, whether contingent known or unknown

          (o) Employment Contract. Hunt shall have executed an employment contract with Sunrise in the form attached hereto as Exhibit 5.01(o).

          (p) Searches. The Company shall have received uniform commercial code financing statement searches conducted in the Office of the Secretary of State of Georgia and such other locations as determined by Company, dated within five (5) days of the date of closing, which searches shall show no financing statements filed against Sunrise.

          (q) Insurance. A Certificate from each insurance company providing coverage to Sunrise, setting forth all coverages in effect together with the amount thereof.

          (r) Due Diligence. Company, and its agents, shall have had access to the management, books, records and facilities of Company for purposes of allowing Company to fully inspect, examine and investigate Sunrise's business and records, including without limitation, examination of financial conditions, corporate records, customer relations, compliance with healthcare and other applicable laws and regulations, inventory balances and ownership of leases, licenses, contract rights, and other proprietary rights of Sunrise. Sunrise and its agents shall have cooperated in every respect with Company and its representatives in connection with this due diligence inspection.

          (s) Bank Consent. Company shall have obtained the Consent of Bank of America N.A. to the transactions contemplated herein, copies of which shall be provided to Sellers at Closing.

          (t) Tax Certificate. Sunrise shall have obtained and delivered to Company, a tax good standing certificate from the Georgia Department of Revenue dated within 15 days of Closing.

         SECTION 5.02 Conditions Precedent to the Obligations of Sellers. The obligation of Sellers to consummate the transactions contemplated by this Agreement on the Closing Date are subject, at the option of Sellers, to the satisfaction at or prior to the Closing Date of each of the following conditions:

          (a) Accuracy of Representations and Warranties. The representations and warranties of the Company contained in this Agreement or in any certificate or document delivered to Sellers pursuant hereto shall be true and correct in all material respects on and as of the Closing

               Date as though made at and as of that date except for items which are specific as to time and the Company shall have so certified to Sellers in writing.

          (b) Compliance with Covenants. The Company shall have performed and complied in all material respects with all terms, agreements, covenants and conditions of this Agreement to be performed or complied with by it at or prior to the Closing Date, and the Company shall have so certified to Sellers in writing.

          (c) Legal Actions or Proceedings. No legal action or proceeding shall have been instituted or threatened by any private party, by any governmental department, agency or authority, in either case seeking to restrain, prohibit, invalidate or otherwise affect the consummation of the transactions contemplated hereby or seeking damages which would, if adversely decided, cause a Material Adverse Effect.

          (d) Other Agreements. Each of the Other Agreements shall have been duly executed and delivered by the Company and the other party thereto.

          (e) Supporting Documents. On or prior to the Closing Date, Sellers and its counsel shall have received copies of the following supporting documents:

               (i) (1) the charter documents of the Company certified as of a recent date by the Secretary of State of the State of Tennessee; and (2) a certificate of the Secretary of State or other appropriate official of the State of Tennessee as to the due incorporation and good standing of the Company, and listing all documents on file with said official;

               (ii) a certificate of the Secretary or an Assistant Secretary of the Company, dated the Closing Date and certifying (1) that attached thereto is a true and complete copy of the Certificate of Incorporation and By-laws of the Company as in effect on the date of such certification; (2) that the Certificate of Incorporation of the Company has not been amended since the date of the last amendment referred to in the certificate delivered pursuant to clause (i) (2) above;
                    (3) that attached thereto is a true and complete copy of the resolutions adopted by the Board of Directors of the Company, authorizing the execution, delivery and performance of this Agreement and the Other Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby; and (4) as to the incumbency and specimen signature of each officer of the Company executing this Agreement, any Other Agreement, and any certificate or instrument furnished pursuant hereto, and a certification by another officer of the Company as to the incumbency and signature of the officer signing the certificate referred to in this paragraph (ii); and

              (iii) such additional supporting documents and other information with respect to the operation and affairs of Company as Sellers or their counsel may reasonably request.

               All such document shall be reasonably satisfactory in form and substance to Sellers and their counsel.

          (f) No Breach. Company shall not have asserted any breach by Sellers of any representation or warranty contained in this Agreement or any document delivered pursuant to this

               Agreement or any failure by Sellers to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by Sellers hereunder.

          (g) All Proceedings To Be Satisfactory. All proceedings to be taken by Company, in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to Sellers and its counsel, McLain & Merritt and Sellers and said counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

          (h) Employment Contract. Company shall have executed an employment contract with Hunt in the form attached hereto as Exhibit 5.01(o).

          (i) Certificate. Sellers shall have received a certificate from a duly authorized executive officer of the Company attesting that to Company's satisfaction its agents and representatives have been provided with full access to such of Sunrise's records as were requested by said agents and representatives, including, but not limited to, all access and due diligence opportunities required pursuant to Section 5.01(r) of this Agreement.


                                   ARTICLE VI.
                               CERTAIN DEFINITIONS

       SECTION 6.01 Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

       "Affiliate" of a party shall mean: (i)_any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such party; (ii) any officer, director, partner, employer or direct or indirect beneficial owner of any ten percent (10%) or greater equity or voting interest of such party; or (iii) any other Person for which a Person described in clause (ii) above acts in any such capacity. For purposes of the foregoing, "control" shall have the meaning provided by Rule 405 of the Securities Act of 1933, as amended, or any successor rule thereto.

       "Agreement" shall mean this Purchase Agreement, including the Exhibits and Schedules delivered pursuant hereto and incorporated herein by reference.

       "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

       "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

       "Exhibits" shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

       "Knowledge" of any Seller (or words to that effect) shall mean, include and refer to, such knowledge as (i) is actually possessed by any Seller, (ii) is contained in the books and records of Sunrise, or (iii) is actually possessed by Hunt, Epstein, Jerry Hunt, Mark Montgomery, Jennye Schindler, Dora Caulfield, Annell Morgan, Lisa Moore, or any officer or director of Sunrise.

       "Law" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a person or its assets, liabilities or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

       "Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

       "Open Customer Orders" shall mean prescription orders from patients served by Sunrise that have been received but not filled prior to the Closing Date, a list of which shall be provided at the Closing.

       "Ordered Inventory" shall mean purchase orders for prescription drugs that have not been received by Sunrise prior to the Closing (and which are therefore not included among the Inventory), a list of which shall be provided to Company at Closing and which shall be limited to orders in the ordinary course of business consistent with past practices and not in excess of normal, ordinary and usual requirements of Sunrise, and not at prices in excess of prices normally and customarily paid by Sunrise for similar prescription drugs, excluding price increases imposed by suppliers in the ordinary course of business.

       "Person" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

       "Regulatory Authorities" shall mean, collectively, all federal and state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries.

       "Taxes" shall mean any federal, state, county, local, foreign or other tax, charge, imposition or other levy (including interest or penalties thereon) including without limitation, income taxes, estimated taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, taxes on earnings and profits, employment and payroll related taxes, property taxes, real property transfer taxes, Federal Insurance Contributions Act taxes, any taxes or fees related to unclaimed property, taxes on value added and import duties, whether or not measured in whole or in part by net income, imposed by the United States or any political subdivision thereof or by any jurisdiction other than the United States or any political subdivision thereof.

       "Tax Return" shall mean any and all returns, reports, filings, declarations and statements relating to Taxes that are required to be filed, recorded, or deposited with any Regulatory Authority, including any attachment thereto or amendment thereof.




                                  ARTICLE VII.
                                 INDEMNIFICATION

         SECTION 7.01 Survival of Representations and Warranties. All covenants, representations and warranties made by Sellers and Sunrise in this Agreement or pursuant hereto or in any certificate delivered pursuant hereto SHALL SURVIVE the Closing Date for the time periods indicated in this Article VII. The representations, warranties, covenants and agreements made by either of the Sellers or Sunrise shall not be affected or deemed waived by reason of the fact that Company or its representatives should have known that any such representations, warranties, covenants or agreements are or might be inaccurate in any respect. Except as set forth in this Agreement, any furnishing of information to Company by either of the Sellers, or Sunrise, pursuant to, or otherwise in connection with, this Agreement shall not waive Company's right to rely on any representation, warranty, covenant or agreement made by either of the Sellers or Sunrise.

         SECTION 7.02 Tax Indemnity.

          (a) Sellers jointly and severally agree and shall indemnify and hold harmless the Company and Sunrise (collectively the "Indemnitees"), from and against any and all Taxes or related costs (other than Excluded Taxes) (i) imposed on or incurred by Sellers or Sunrise for any taxable year or taxable period ending on or prior to the close of the Effective Date (including any short periods up to and including the close of the Effective Date and any Pre-Closing Straddle Period), (ii) imposed on or incurred by Company or Sunrise (with the exception of transfer Taxes incurred by the Company other than as provided in Section 4.04(a)) arising out of the purchase contemplated hereby, (iii) imposed on or incurred by the Company, or Sellers with respect to reasonable attorneys' fees and expenses with respect to contesting any of the indemnified Taxes referred to in clause (i) and (ii), above incurred by the Company, or Sunrise, as well as any applicable interest, penalty or additional charge with respect to such Taxes. Sellers jointly and severally agree and shall indemnify Indemnitees from and against any and all sales, transfer and other like taxes and recording fees payable in connection with this Agreement or the transactions contemplated hereby.

          (b) Sellers shall not be required to indemnify the Indemnitees in respect of any Tax or related costs until there occurs a Final Determination (as defined below) of the liability of the Indemnitees for the Tax (and any interest, penalties and additions to the Tax) asserted to be payable as a result of any proposed adjustment, unless Sellers elect not to contest or defend against the proposed adjustment of the Tax. A "Final Determination" shall mean (i) a decision, judgment decree or other order by any court of competent jurisdiction, which decision, judgment, or decree or other order has become final after all allowable appeals by either party to the action have been exhausted or the time for filing such appeal has expired,
               (ii) a closing agreement entered into under Section 7121 of the Internal Revenue Code or other State authority, or any other settlement agreement entered into in connection with an administrative or judicial proceeding with the consent of Sellers, or (iii) the expiration of the time for instituting a claim for refund, or if such claim was filed, the expiration of the time for instituting a suit with respect thereto. If Sellers elect to protest a proposed adjustment and payment is required in order to contest the adjustment, Sellers shall deposit an amount equal to the taxes in dispute with the Indemnitees (a "Tax Deposit"), and the Indemnitees shall, upon the receipt of such Tax Deposit from Sellers, promptly remit such Tax Deposit to the tax authority or court, as requested by Sellers, and properly designate the nature of such amount. Any interest expense which is stopped as a result of such Tax Deposit shall be for the account of Sellers. If the Indemnitees subsequently receive a refund, in whole or in part, of the Tax Deposit or interest, penalties, or additions to Tax paid with funds advanced by Sellers, the Indemnitees shall within thirty (30) days of such receipt pay to Sellers the amount of such refund, plus the amount of any additional interest received from the Internal Revenue Service thereon. Within thirty (30) days after a Final Determination of, or the election of Sellers not to contest or defend against, the liability of the Indemnitees for which Sellers are required to make an indemnity payment hereunder Sellers shall pay the Indemnitees any excess of such full amount due over any advances or Tax Deposits previously made by Sellers (net of any prior return to Sellers of such advances or Tax Deposits) pursuant to this indemnity and any other payments previously made by

               Sellers with respect to such Taxes. The Company shall cooperate fully with Sellers in obtaining any refund or return of any Tax Deposits previously made by Sellers where so requested by Sellers. In the event that any Tax Deposit made by Sellers has been applied to any Taxes payable by the Company or Sunrise which are not subject to indemnification under this Section 7.02, the Company shall pay to Sellers an amount equal to the portion of the Tax Deposit so applied, together with any applicable interest savings actually realized by the Company or Sunrise as a result of such application of the Tax Deposit, within thirty (30) days following the day on which such Taxes would have otherwise been paid, but for the application of such Tax Deposit, by the Company or Sunrise as the case may be.

          (c) If, as a result of a governmental audit or examination or adjustment, an item of income is accelerated into a Pre-Closing Straddle Period or an earlier period from a Post-Closing Straddle Period or later period, or an item of deduction or credit is disallowed or deferred from a Pre-Closing Straddle Period or earlier period into a Post-Closing Straddle Period or later period, such shift in taxable periods shall not give rise to an indemnifiable claim by Company or Sunrise. If, as a result of a governmental audit or examination or adjustment, an item of income is deferred from a Pre-Closing Straddle Period or earlier period to a Post-Closing Straddle Period or later period, or an item of deduction or credit is disallowed or accelerated from a Post-Closing Straddle Period or later period into a Pre-Closing Straddle Period or earlier period, the Company shall be entitled to file an amended Tax Return or otherwise claim a refund or credit, and retain all such amounts for its own account, in respect to any reduction in Taxes in such Pre-Closing Straddle Period or earlier period to the extent attributable to such shift in Tax items.

          (d) Anything in this Agreement to the contrary notwithstanding, the provisions of Section 4.04 and this Section 7.02 shall survive until the expiration of the applicable tax statute of limitation period (including any extensions thereof provided that Sunrise will not consent to the extension of the statute of limitations without Seller's consent, such consent not to be unreasonably withheld) for the Taxes referred to herein, and any Taxes subject to indemnification under this Section 7.02 shall not be subject to the provisions of Sections 7.03 and 7.04 hereof.

         SECTION 7.03  Sellers General Indemnity.

          (a) Subject to the terms and conditions of this Article VII, Sellers agree to and will indemnify, defend and hold the Company and Sunrise harmless from and against all demands, claims, actions or causes of actions, assessments, losses, damages (including special and consequential damages), liabilities, costs and expenses, including without limitation, interest, penalties and reasonable attorney fees and expenses (hereinafter collectively called "Damages"), asserted against, resulting to, imposed upon or incurred by the Company and/or Sunrise related to, resulting from or arising out of, (i) a breach of any of the representations and warranties made by the Sellers herein, (except that those representations and warranties listed in Section 7.04 shall be excluded from this Section 7.03 and governed instead by the provisions of Section 7.04), or (ii) the nonfulfillment of any undertaking, agreement or covenant on the part of the Sellers hereunder. The obligations of Sellers under this Section 7.03 shall survive and shall terminate at the close of business on the second anniversary of the Closing Date ("First Indemnity Period"), except that Sellers shall continue to be responsible after such date for those specific claims and losses of which Company or Sunrise shall have given Sellers the notices required by this Section prior to the end of the First Indemnity Period referred to herein. In the event that Sellers receive actual notice, prior to the expiration of the above-referenced First Indemnity Period, of a claim which ultimately results in a loss to Company or Sunrise referenced in this Section 7.03, such notice shall be deemed to constitute the notice required to be given by Company or Sunrise hereunder, the same as if Company or Sunrise had timely given such notice to Sellers, Sellers' indemnity obligations shall not be terminated as to those liabilities, losses, damages and expenses incurred by Company or Sunrise as a result of said claim and such indemnity obligation shall survive until such claim shall have been finally resolved and all damages shall have been fully satisfied.

         SECTION 7.04 Ownership and Regulatory Indemnity. Subject to the terms and conditions of this Article VII, Sellers jointly and severally agree to and will indemnify, defend and hold the Company and Sunrise harmless from and against all demands, claims, actions or causes of actions, assessments, losses, damages, liabilities, costs and expenses, including without limitation, interest, penalties and reasonable attorney fees and expenses (hereinafter collectively called "Damages"), asserted against, resulting to, imposed upon or incurred by the Company and/or Sunrise related to, resulting from or arising out of, a breach of the representations and warranties made by the Sellers in Sections 2.04, 2.16, 2.24, 2.29, 2.30, 2.36, 2.37, 2.38 and 2.39 herein.

         The obligations of Sellers under this Section 7.04 shall survive and shall terminate at the close of business on the fifth anniversary of the Closing Date ("Second Indemnity Period"), except that Sellers shall continue to be responsible after such date for those specific claims and losses of which Company or Sunrise shall have given Sellers the notices required by this Section prior to the end of the Second Indemnity Period referred to herein. In the event that Sellers receive actual notice, prior to the expiration of the above-referenced Second Indemnity Period, of a claim which ultimately results in a loss to Company or Sunrise referenced in this Section 7.04, such notice shall be deemed to constitute the notice required to be given by Company or Sunrise hereunder, the same as if Company or Sunrise had timely given such notice to Sellers, Sellers' indemnity obligations shall not be terminated as to those liabilities, losses, damages and expenses incurred by Company or Sunrise as a result of said claim and such indemnity obligation shall survive until such claim shall have been finally resolved and all damages shall have been fully satisfied.

         SECTION 7.05 Conditions of Indemnification. The obligations and liabilities of Sellers (herein sometimes called the "indemnifying party"), to the Company and Sunrise (herein sometimes collectively called the "party to be indemnified") under Sections 7.02, 7.03 and 7.04 hereof with respect to claims resulting from the assertion of liability by third parties shall be subject to the following terms and conditions:

          (a) within 20 days after receipt of notice of (i) commencement of any action or (ii) the assertion of any claim by a third party, or
               (iii) the party to be indemnified obtains actual knowledge that an event giving rise to an indemnity obligation has arisen, the party to be indemnified shall give the indemnifying party written notice thereof specifying the factual basis of the claim in reasonable detail to the extent then known to the party to be indemnified, together with a copy of such claim, process or other legal pleading, if applicable, and the indemnifying party shall have the right to undertake the defense thereof by representatives of its own choosing who shall be reasonably satisfactory to the indemnified party;

          (b) in the case of a third party claim, in the event that the indemnifying party, by the 30th day after receipt of notice of any such claim (or, if earlier, by the tenth day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the person asserting such claim) does not elect to defend against such claim, the party to be indemnified will (upon further notice to the indemnifying party) have the right to undertake the defense through legal counsel reasonably satisfactory to the indemnifying party, and, with consent of the indemnifying party (which shall not be unreasonably withheld), compromise or settle such claim on behalf of and for the account of the indemnifying party, subject to the right of the indemnifying party, with the consent of the indemnified party, to assume the defense of such claim at any time prior to settlement, compromise or final determination thereof;

          (c)  anything in this Section 7.05 to the contrary notwithstanding,
               (i) if there is a reasonable probability that a claim for injunction, specific performance or similar equitable remedy other than money damages which may materially and adversely affect the business or operations of indemnified party, the indemnified party shall have the right, at its own cost and expense, to compromise or settle such claim, but (ii) the indemnified party shall not, without the prior written consent of the indemnifying party, settle or compromise any claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnifying party a release from all liability in respect of such claim; and

          (d) in connection with any such indemnification, the indemnified party will cooperate in all reasonable requests of the indemnifying party.

          (e) notwithstanding any provision of this Agreement to the contrary, Sellers shall not be liable or responsible in any respect, either for indemnity or otherwise, for claims, damages, losses, or expenses of any description arising due to the acts or omissions of Sunrise after the Closing.

          (f) the giving of any notice of any claim or event giving rise to indemnity shall not excuse the obligation to give notice of any subsequent claim or event giving rise to indemnity.

         SECTION 7.06 General Provisions Relating to Indemnification.

          (a) The party entitled to indemnification shall take all reasonable steps to mitigate all indemnifiable liabilities and damages upon and after becoming aware of any event which could reasonably be expected to give rise to any liabilities or damages that are indemnifiable hereunder. No party shall be entitled to indemnification to the extent of any insurance, federal or state income tax deductions or credits arising from the indemnifiable event (to the extent that any savings from such deduction or credit is actually realized) or net proceeds of actions against third parties by Company or Sunrise based on pre-Closing Date facts; such indemnified party agrees to timely notify the insurance carrier and diligently prosecute claims against the insurance carrier without regard to the possibility of indemnification hereunder.

          (b) Neither Company, nor Sunrise shall make any claim against Sellers for indemnification to the extent that the basis thereof has resulted in a purchase price adjustment pursuant to Section 1.03 hereof, which adjustment shall discharge such claim.

         SECTION 7.07 Exclusive Remedies. The rights of the Sellers on the one hand, and Sunrise and the Company on the other hand, under Article I and Section
4.04 and the indemnification rights provided in this Section VII shall be the exclusive remedy of these parties pursuant to this Agreement with respect to any dispute arising out of or related to this Agreement, except for (a) the right to seek specific performance of any of the agreements contained herein, or (b) in any case where one party has been guilty of fraud in connection with this transaction. As used herein, fraud shall be construed as actual fraud and deceit as determined by applicable law, and shall exclude conduct which would only give rise to a claim for negligent misrepresentation. No provision contained in this
Article VII shall apply to a breach of the terms of any Other Agreements, and the parties to the Other Agreements shall have all rights and remedies provided to them by law or equity without limitation. Subject only to those indemnity claims for which notice has been given within the applicable Indemnity Period, upon expiration of the Indemnity Period, Sellers' obligations for indemnity under this Agreement shall be discharged and extinguished.

         SECTION 7.08 Escrow Agreement. The funds held in escrow by the escrow agent pursuant to the Escrow Agreement are intended to give security to Company and Sunrise in case either of the Sellers shall become liable, after the Closing Date, for any amounts for which Company or Sunrise is entitled to indemnification by such Seller pursuant to Sections 7.02, 7.03, and 7.04 hereof. Company may set off the amount to which it is entitled under Article VII against the escrowed funds in the Escrow Agreement and by setoff against any Earnout Amount due under Section 1.05 provided, however, that Company or Sunrise may not set off, withhold or otherwise retain any amount exceeding the amount reasonably necessary to satisfy or resolve the claim for which setoff is claimed by Company or Sunrise. The rights and remedies of Company and Sunrise under the Escrow Agreement shall be in addition to, and not exclusive of, any other rights and remedies that Company and Sunrise may have against either of the Sellers for a breach of any provision of this Agreement or with respect to any of the items enumerated above and Company may first pursue set-off against the Earnout Amount prior to seeking recourse through the escrow, or by first setting off against any other obligations that Company or its Affiliates may owe Sellers or their Affiliates.

         SECTION 7.09 Overall Limit.

          (a) Notwithstanding anything in this Agreement to the contrary, Sellers shall not be liable for any claim against them for indemnity under Sections 7.02 (excluding claims for actual tax liability, interest and penalties), 7.03 or 7.04 of this Agreement, either as asserted or as ultimately determined, equal to or less than Two Hundred Fifty Thousand ($250,000.00) Dollars in the aggregate for all claims under those Sections, and the maximum collective liability of Sellers for any and all claims against them for indemnity under Sections 7.02 (excluding claims for actual tax liability, interest and penalties), 7.03 and 7.04 of this Agreement, shall not exceed Nine Million ($9,000,000.00) Dollars, provided that claims for which Sellers are not liable by virtue of the Two Hundred Fifty Thousand ($250,000.00) Dollar exclusion provided above in this Section shall not be counted as a claim in determining said maximum liability. For purposes of
               Section 7.02, the amount of the actual tax liability (including interest and penalties) is not subject to the dollar floor and cap set out herein, however, all other expenses associated with the tax liability and subject to Section 7.02, such as attorney fees and costs of defense, are subject to the dollar floor and cap set out in this Section 7.09(a).

          (b) Notwithstanding anything in this Agreement to the contrary, including but not limited to, the provisions of Section 7.09(a), Sellers shall not be liable for any claim against them for indemnity under Section 7.04 of this Agreement, either as asserted or as ultimately determined, equal to or less than Five Hundred Thousand ($500,000.00) Dollars in the aggregate for all claims under that Section, and Sellers' liability under Section
               7.04 shall not exceed in the aggregate the following amounts, and Sellers will have no liability with respect to the indemnification set forth in Section 7.04 for any amount of claims which in the aggregate exceeds the following amounts:

                (i) For any claim asserted against Sellers for liability under
                    Section 7.04 in the first twenty-four (24) months following the Closing Date the sum of Nine Million ($9,000,000.00) Dollars.

               (ii) For any claim asserted against Sellers for liability under
                    Section 7.04 in the period comprising the twenty-fifth
                    (25th) month through the thirty-sixth (36th) month following the Closing Date, the sum of Seven Million ($7,000,000.00) Dollars.

              (iii) For any claim asserted against Sellers for liability under
                    Section 7.04 in the period comprising the thirty-seventh
                    (37th) month through the forty-eighth (48th) month following the Closing Date, the sum of Six Million ($6,000,000.00) Dollars.

               (iv) For any claim asserted against Sellers for liability under
                    Section 7.04 in the period comprising the forty-ninth (49th) month through the sixtieth (60th) month following the Closing Date, the sum of Five Million ($5,000,000.00) Dollars;

In determining the aggregate maximum liability under subparts (i), (ii), (iii) and (iv) above claims for which Sellers are not liable by virtue of the Five Hundred Thousand ($500,000.00) Dollar exclusion provided above in this Section shall not be counted as a claim in determining said maximum liability, and all claims asserted under Section 7.04 at any time whether or not during the particular measuring period shall be cumulative. For example, if a claim totaling Nine Million Five Hundred Thousand ($9,500,000.00) Dollars is made in the sixth month following Closing Date the maximum liability cap under Section
7.04 shall have been met for the entire five year period for which Section 7.04 survives.

          (c) This Section 7.09 will not apply to (i) any intentional breach of any of the Sellers' representations and warranties if either Seller had actual knowledge of the breach on the date on which such representation and warranty is made, or (ii) any intentional breach by either Seller of any covenant or obligation in this Agreement, and Sellers will be jointly and severally liable for all damages with respect to such intentional breaches, except that Epstein's liability in such event shall not exceed 23.56% of the Purchase Price unless Epstein had actual knowledge of the breach of the representation and warranty or Epstein intentionally breached the covenant or obligation, in which case Epstein's liability shall not be limited in any manner of amount.

         SECTION 7.10 Allocation of Indemnity Obligation. In the event that Sellers are liable for indemnity under Sections 7.02, 7.03 or 7.04 of this Agreement, the individual liability of Epstein shall be limited to 26.1% of the amount of the indemnity claimed and the liability of Hunt shall be limited to 73.9% of the amount of the indemnity claimed. Except as set out in Section 7.09(c) above and notwithstanding any other provision of this Agreement to the contrary, Sellers' liability for indemnity under this Agreement shall be several and distinct in proportion to the Purchase Price paid to each pursuant to this Agreement, and is not joint and several.

         SECTION 7.11 General Company Indemnity. Subject to the terms and conditions of this Article VII, the Company agrees to and will indemnify, defend and hold Sellers harmless from and against all Damages asserted against, resulting to, imposed upon or incurred by Sellers, resulting from or arising out of (i) a breach of the representations, warranties or covenants made by the Company in this Agreement or any document delivered by or for it pursuant to this Agreement, or (ii) any event, claim or liability occurring or arising out of the operation of Sunrise after the Closing Date. Accredo Health, Incorporated ("Accredo") unconditionally guarantees the full and timely payment and performance of all obligations and liabilities of the Company arising out of this Agreement and the Other Agreements, and Accredo is executing this Agreement solely for the purpose of this guaranty.


                                  ARTICLE VIII.
                           TERMINATION AND ABANDONMENT

         SECTION 8.01 Termination. This Agreement may be terminated at any time prior to the closing on the Closing Date:

          (a)  by the mutual consent of the Company and Sellers; or

          (b) by either the Company or Sellers if the Closing Date shall not have occurred on or before December 15, 1999 or such later date as may be agreed upon by them; provided, however, that the right to terminate this Agreement under this clause (b) shall not be available to any party (a "Defaulting Party") whose failure or delay (or whose affiliate's or affiliates' failure ) to fulfill any obligation under this Agreement has been the cause of, or resulted in the failure of the Closing to occur on or before such date.

          (c) by Sellers, in their discretion, in the event that any minority Shareholders or option holders of Sunrise shall not sell or have not sold, for any reason, their options, shares, or equity interest in Sunrise to Sellers at or prior to Closing.

         No such termination shall affect the liability hereunder of any Defaulting Party.

         SECTION 8.02 Procedure and Effect of Termination. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby pursuant to Section 8.01 above, written notice thereof shall forthwith be given to the other parties to this Agreement and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided in this Agreement:

          (a) the parties hereto will promptly redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same; and

          (b) no party shall have any liability or further obligation to any other party to this Agreement pursuant to this Agreement except as provided in Section 8.01 above or Section 9.01.


                                   ARTICLE IX.
                                  MISCELLANEOUS

         SECTION 9.01 Expenses, Etc. None of the parties hereto shall have any obligation to pay any of the fees and expenses of any other party incident to the negotiation, preparation and execution of this Agreement, including the fees and expenses of counsel, accountants, investment bankers and other experts, except as hereinafter provided or as otherwise provided in Section 1.03(e). If such transactions are consummated, then the Company shall pay the fees and expenses of (i) Alston & Bird, LLP for its legal services to the Company, and
(ii) subject to the provisions of Section 1.03(e), E&Y for its accounting and other related services to the Company. Sellers will pay or cause Sunrise to accrue or pay at or prior to the Effective Date the fees and expenses of (i) McLain & Merritt and any other attorneys retained by Sunrise or Sellers for its legal services to Sellers, and (ii) Brooks, Holmes, Williams and Cook, LLC, for its services to Sellers, and (iii) fees or expenses of SunTrust Equitable Securities.

         SECTION 9.02 Publicity. The parties hereto agree to cooperate in issuing any press release or other public announcement concerning this Agreement or the transactions contemplated hereby. Each party shall furnish to the other drafts of all such press releases or announcements prior to their release. In the case of any press release or communication proposed to be made (i) by Sellers relating to the transactions contemplated by this Agreement, the prior consent (which shall not be unreasonably withheld) of Company shall be obtained with respect to the timing and contents thereof, or (ii) by the Company relating to the transactions contemplated by this Agreement, the prior consent (which shall not be unreasonably withheld) of Sellers shall be obtained with respect to the timing and contents thereof. Nothing contained herein shall prevent any party from at any time furnishing any information required by any governmental authority.

         SECTION 9.03 Execution in Counterparts. For the convenience of the parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         SECTION 9.04 Notices. All notices which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if (i) delivered personally, (ii) mailed by registered or certified mail, return receipt requested and postage prepaid,
(iii) sent via a nationally recognized overnight courier service or (iv) sent via facsimile confirmed in writing to the recipient, in each case as follows:

         If to Sellers to:          Margo Grbinich-Hunt
                                    535 Lake Front Drive
                                    Lilburn, Georgia 30047

                                    Mark Epstein
                                    2310 Woodland Lake Walk
                                    Snellville, Georgia 30078


         with a copy to:            Robert B. Hill, Esq.
                                    McLain & Merritt
                                    3445 Peachtree Road, N.E.
                                    Suite 500
                                    Atlanta, Georgia 30326-1276
                                    Facsimile No.: 404-262-7531


         If to Company
         or Sunrise, to:            6820 Charlotte Pike
                                    Suite 100
                                    Nashville, Tennessee 37209
                                    Facsimile No.: (615)352-2588
                                    Attention: Mr. Kyle Callahan
         with a copy to:            Thomas W. Bell, Jr., Esq.
                                    General Counsel
                                    Accredo Health, Incorporated
                                    1640 Century Center Parkway
                                    Suite 101
                                    Memphis, Tennessee 38134
                                    Facsimile No.: (901) 385-3689


or such other address or addresses as any party shall have designated by notice in writing to the other parties. All notices shall be deemed to have been given or made when delivered by hand or courier or when sent by facsimile, or, if mailed, five business days after being so mailed.

         SECTION 9.05 Waivers. Either Sellers or Company may, by written notice to the other, and without the consent of any other party hereto, (i) extend the time for the performance of any of the obligations or other actions of the other under this Agreement, (ii) waive any inaccuracies in the representations or warranties of the other contained in this Agreement or in any document delivered pursuant to this Agreement, (iii) waive compliance with any of the conditions or covenants of the other contained in this Agreement, or (iv) waive performance of any of the obligations of the other under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action, of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

         SECTION 9.06 Amendments. This Agreement may be amended, without the consent of any other party, only by an instrument in writing signed by the Company and Sellers.

         SECTION 9.07 Entire Agreement. This Agreement, its Exhibits, Schedules and Annexes, the Other Agreements referred to in Section 5.01 and the documents and agreements executed on the Closing Date in connection herewith, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

         SECTION 9.08 APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF GEORGIA, EXCLUSIVE OF THE CONFLICTS OF LAWS PROVISIONS THEREOF.

         SECTION 9.09 Binding Effect; Benefits. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         SECTION 9.10 Assignability. Neither this Agreement nor any of the parties' rights hereunder shall be assignable by any party hereto without the prior written consent of the other parties hereto.

         SECTION 9.11 Headings. The section and other headings in this Agreement are inserted solely as a matter of convenience and for reference, and are not a part of this Agreement, and shall not be construed as either limiting or expanding any provision of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                       HEMOPHILIA HEALTH SERVICES, INC.

                                       By: /s/ Kyle J. Callahan
                                           ---------------------------
                                       Title: President
                                              ------------------------


                                       SUNRISE HEALTH MANAGEMENT, INC.

                                       By: /s/ Margo Grbinich-Hunt
                                           ---------------------------
                                       Title: President
                                              ------------------------


                                       /s/ Mark B. Epstein
                                       -------------------------------
                                       MARK B. EPSTEIN


                                       /s/ Margo Grbinich-Hunt
                                       -------------------------------
                                       MARGO GRBINICH-HUNT



         Executed by the undersigned for purposes of Section 7.11 only.



Attest:                                   ACCREDO HEALTH, INCORPORATED

/s/ Thomas W. Bell, Jr.                   By: /s/ Kyle J. Callahan
-----------------------------                 ---------------------------
Title: Secretary                          Title: Sr. Vice President
       ----------------------                    ------------------------

     PAGES 45 AND 46, AN INDEX OF SCHEDULES AND EXHIBITS, HAS BEEN OMITTED.